                                        Filed Pursuant to Rule 424(b)(2) and (c)
                                                      Registration No. 333-44537


THIS PRELIMINARY PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS SUBJECT TO COMPLETION OR AMENDMENT.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 17, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 4, 1998)

                                 $1,500,000,000          [FRED MEYER, INC. LOGO]

                                FRED MEYER, INC.

               $                      % NOTES DUE MARCH    , 2005
             $                          % NOTES DUE MARCH    , 2008
                            ------------------------

    The  % Notes due March   , 2005 (the "2005 Notes") and the     % Notes due
March   , 2008 (the "2008 Notes" and, together with the 2005 Notes, the "Notes")
are being offered by Fred Meyer, Inc. ("Fred Meyer" and, together with its consolidated subsidiaries after giving effect to the Mergers (as defined below), the "Company"). Interest on the Notes is payable semiannually in arrears on
March   and September   of each year, commencing September   , 1998.

    The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted at the Treasury Rate (as defined herein) plus 50 basis points, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption."

    The Company is acquiring by merger Quality Food Centers, Inc. (together with its consolidated subsidiaries, "QFC") and Food 4 Less Holdings, Inc. (together with its consolidated subsidiaries, "Ralphs/Food 4 Less") in two separate transactions (the "QFC Merger" and the "Ralphs/Food 4 Less Merger", respectively, and collectively, the "Mergers"). The consideration being paid in each of the Mergers is principally common stock of Fred Meyer. In connection with the Mergers, substantially all of the outstanding bank and public indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less is being refinanced with the proceeds from the offering of the Notes (the "Offering") and borrowings under the New Senior Credit Facilities (as defined herein) and a portion of Fred Meyer's operating leasing arrangements are being refinanced under the New Lease Facility (as defined herein) (collectively, the "Refinancings"). The consummation of the Offering is conditioned upon the consummation of the Mergers. See "The Mergers and the Refinancings."

    The Notes will be unconditionally guaranteed (the "Guarantees"), on a joint and several basis, by all of the Company's direct and indirect subsidiaries (except for certain inactive or immaterial subsidiaries)(the "Guarantors"). The Guarantees will be automatically released upon the occurrence of certain events. See "Description of Notes -- Guarantees."

    The Notes will be represented by one or more global securities (the "Book Entry Securities") registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Book Entry Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in the accompanying Prospectus and herein, Notes in definitive form will not be issued. See "Description of
Notes -- Book Entry Delivery and Form" and "Description of Debt
Securities -- Book Entry Debt Securities" in the accompanying Prospectus. The Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See "Description of the Notes -- Book Entry Delivery and Form."
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR A DISCUSSION OF CERTAIN
             CONSIDERATIONS RELATED TO AN INVESTMENT IN THE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                                           UNDERWRITING         PROCEEDS TO THE
                                                  PRICE TO PUBLIC(1)        DISCOUNT(2)           COMPANY(3)
------------------------------------------------------------------------------------------------------------------

Per Note due 2005                                          %                     %                     %
------------------------------------------------------------------------------------------------------------------
Total                                                      $                     $                     $
------------------------------------------------------------------------------------------------------------------
Per Note due 2008                                          %                     %                     %
------------------------------------------------------------------------------------------------------------------
Total                                                      $                     $                     $
==================================================================================================================

 (1) Plus accrued interest, if any, from date of original issuance to the date of delivery.
 (2) The Company and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
 (3) Before deducting estimated expenses of $     payable by the Company.

                            ------------------------

    The Notes are offered subject to receipt and acceptance by the Underwriters (as defined), to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book entry form to or
through the facilities of DTC, on or about March   , 1998.

                          Joint Lead Book-Runners

SALOMON SMITH BARNEY      DONALDSON, LUFKIN & JENRETTE            BT ALEX. BROWN
                                  SECURITIES CORPORATION
                            ------------------------
CHASE SECURITIES INC.
              GOLDMAN, SACHS & CO.
                              MORGAN STANLEY DEAN WITTER
                                       FIRST CHICAGO CAPITAL MARKETS, INC.
                                                                SOCIETE GENERALE
                                                         SECURITIES CORPORATION
                            ------------------------

           The date of this Prospectus Supplement is March   , 1998.

                     [COMPANY LOGO, FIVE STORE BANNERS, AND
                    GEOGRAPHIC DEPICTION OF STORE LOCATION]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                           FORWARD-LOOKING STATEMENTS

     Certain information set forth in this Prospectus Supplement or included or incorporated by reference in the accompanying Prospectus, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements include information regarding the Company's plans for future operations, expectations relating to cost savings and the Company's integration strategy with respect to the Mergers, store expansion and remodeling, capital expenditures, expense reduction, debt/equity ratios, improvements in sales and inventory turns, reduced markdowns, reduced working capital needs and increases in sales, earnings per share and shareholder value. The following factors, as well as those discussed herein under "Risk Factors," are among the principal factors that could cause actual results to differ materially from the forward-looking statements: business and economic conditions generally and in the regions in which the Company's stores are located, including the rate of inflation; population, employment and job growth in the Company's markets; demands placed on management by the substantial increase in the combined Company's size; loss or retirement of senior management of the Company or of its principal operating subsidiaries after giving effect to the Mergers; changes in the availability of debt or equity capital and increases in borrowing costs or interest rates, especially since a substantial portion of the Company's borrowings, after the Mergers, will bear interest at floating rates; competitive factors, such as increased penetration in the Company's markets by large national food and nonfood chains, large category-dominant stores and large national and regional discount retailers (whether existing competitors or new entrants) and competitive pressures generally, which could include price-cutting strategies, store openings and remodels; results of the Company's programs to decrease costs as a percent of sales; increases in labor costs and deterioration in relations with the union bargaining units representing the Company's employees; unusual weather; unanticipated costs or unanticipated consequences relating to the Mergers and integration strategy and any delays in the realization thereof; adverse determinations by federal or state regulatory authorities, including adverse determinations in connection with the Mergers or other acquisitions; operational inefficiencies in distribution or other Company systems, including any that may result from the Mergers; issues arising from addressing year 2000 computer issues; legislative or regulatory changes adversely affecting the business in which the companies are engaged; and other opportunities or acquisitions which may be pursued by the Company. Forward-looking statements contained herein speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                       INCORPORATION OF CERTAIN DOCUMENTS

     Certain documents filed, or filed after the date hereof, by each of Fred Meyer, QFC and Ralphs/Food 4 Less with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act are incorporated by reference in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" on page 3 of the accompanying Prospectus.

                             AVAILABLE INFORMATION

     Certain information with respect to the reports filed by Fred Meyer, QFC and Ralphs/Food 4 Less with the Commission and the exhibits to the Registration Statement to which this Prospectus Supplement relates are available from the Commission. See "Available Information" on page 2 of the accompanying Prospectus.

     Each of the Notes, the New Senior Credit Facilities and the New Lease Facility will be fully and unconditionally guaranteed by substantially all of the direct and indirect subsidiaries of the Company (including, after the Mergers, QFC, Ralphs/Food 4 Less and their respective subsidiaries). Certain inactive or otherwise immaterial direct and indirect subsidiaries of the Company will be excluded; provided, that the sum of all nonguarantor subsidiaries will be inconsequential (that is, the assets and pre-tax income of, and the Company's net investment in, the non-guarantor subsidiaries on an individual and combined basis will not exceed three percent of the Company's consolidated pre-tax income or assets, as applicable). The Company is a holding company which has no operations or assets other than its investment in it subsidiaries. The Company has not included in this Prospectus Supplement or the accompanying Prospectus or the documents incorporated herein by reference audited financial information with respect to the Guarantors other than QFC and Ralphs/Food 4 Less because management does not believe such information is material. The Company does not expect that the Guarantors will file reports under the Exchange Act subsequent to the consummation of the Mergers.

                              CERTAIN ASSUMPTIONS

     The information contained herein, including the pro forma financial information, assumes that: (i) both the QFC Merger and the Ralphs/Food 4 Less Merger are consummated substantially on the terms contemplated hereby; (ii) substantially all of the outstanding bank and public indebtedness of Fred Meyer, Ralphs/Food 4 Less and QFC is refinanced on the terms contemplated herein (which, in turn, assumes that all of the Ralphs/Food 4 Less Notes and all of the QFC Notes (as defined herein) are tendered and accepted for payment); and (iii) no divestitures will be required by federal or state regulatory authorities in connection with either the QFC Merger or the Ralphs/Food 4 Less Merger. However, the Company has agreed to divest 19 stores to meet concerns of regulatory authorities. Management does not believe that such divestitures will materially adversely affect the Company's business strategy, financial condition or results of operations. See "The Mergers and the Refinancings."

     While consummation of the Offering is conditioned on each of the mergers occurring, neither of the mergers is conditioned upon the occurrence of the other merger or the Offering and Fred Meyer will be obligated to consummate the QFC Merger or the Ralphs/Food 4 Less Merger, independently, if all the conditions precedent to that particular merger have been satisfied.

                            MARKET AND INDUSTRY DATA

     Unless otherwise expressly stated or the context otherwise requires, (i) references herein to food retailers or the food retailing industry include price-impact warehouse supermarkets, but exclude club stores, deep discount food operators, convenience stores, supercenters and similar food retailers; (ii) references to the "Pacific Northwest" region are references to the States of Oregon and Washington; (iii) references to "Southern California" are references to the Counties of Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, Kern, Ventura and San Diego in the State of California; (iv) references to the "Seattle/Puget Sound Region" are references to King, Snohomish, Pierce and Kitsap Counties in the State of Washington; (v) references to the "Intermountain" region are references to the States of Idaho, Montana, Utah and Wyoming and (vi) references to the "Southwest" region are references to the States of Arizona, Nevada, New Mexico, and Texas.

     Except as otherwise specified, references to numbers of stores prior to consummation of the Mergers are as of January 1, 1998 for each of Fred Meyer, QFC and Ralphs/Food 4 Less. References to the number of stores to be operated by the Company following the Mergers are based on the January 1, 1998 totals, without giving effect to required divestitures. See "Certain Assumptions."

     The information contained herein includes certain demographic and economic information for the Pacific Northwest, Intermountain and Southwest regions of the United States, for Southern California and for the Seattle/Puget Sound Region, and also includes certain data regarding the U.S. food retailing industry and certain food retailers. Although the Company has obtained such information from sources management believes are reliable, it has not independently verified any such information and there can be no assurance as to its accuracy. In addition, historical increases in population or jobs or decreases in unemployment in any area do not purport to be indicative of whether population, jobs or unemployment will increase or decrease in the future. Further, because competitors of Fred Meyer, QFC and Ralphs/Food 4 Less generally do not make available information regarding their sales in these specific regions, market share information is subject to a number of estimates and assumptions and, while management believes such information to be reliable, there can be no assurance as to its accuracy.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following is a summary of certain information contained elsewhere herein or in the documents incorporated by reference herein. This summary is qualified in its entirety by reference to such information. Unless otherwise expressly stated or if the context otherwise requires: (i) the term the "Company" refers to Fred Meyer, Inc. and its consolidated subsidiaries (including QFC, Ralphs/Food 4 Less and their respective subsidiaries) as if the Mergers had been consummated, (ii) the term "Fred Meyer" refers to Fred Meyer, Inc. and its consolidated subsidiaries, (iii) the term "QFC" refers to Quality Food Centers, Inc. and its consolidated subsidiaries, and (iv) the term "Ralphs/Food 4 Less" refers to Food 4 Less Holdings, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

     Upon completion of the Mergers, the Company will be one of the largest domestic food retailers, operating more than 800 supermarkets and multi-department stores, many of which are located in the fastest growing markets in the United States. The Company will have the largest market share in the Los Angeles, Seattle, Salt Lake City, Las Vegas and Albuquerque markets and the second largest market share in the Phoenix and Portland markets as well as a number one or two market share in twelve additional markets. The Company will be a geographically diversified food retailer that operates multiple formats that appeal to customers across a wide range of income brackets. In the Pacific Northwest, Southwest and Intermountain states, the Company will operate multi-department stores principally under the Fred Meyer banner and food and drug combination stores principally under the Smith's Food & Drug Centers banner; in Southern California, the Company will operate conventional supermarkets under the Ralphs banner and price-impact warehouse supermarkets under the Food 4 Less banner; and in the Seattle/Puget Sound Region, the Company will also operate premium supermarkets principally under the QFC banner. On a pro forma basis, after giving effect to the Mergers, the Company's net sales and EBITDA (as defined) for the 52 weeks ended February 1, 1997 would have been approximately $14.4 billion and $981 million, respectively.

     Fred Meyer. Founded in 1922, Fred Meyer has developed into a leading operator of multi-department stores throughout the Pacific Northwest and Intermountain states. Fred Meyer operates 112 multi-department stores under the Fred Meyer banner, which average 145,700 square feet and provide convenient one-stop shopping for a broad selection of products including food, apparel, home electronics, products for the home, general merchandise and fine jewelry. The Fred Meyer stores are generally positioned as the lowest priced full-service food retailer in each of Fred Meyer's major markets. Management believes that Fred Meyer's everyday low price food strategy increases the shopping frequency of customers, builds customer loyalty and increases customer traffic, thereby generating higher levels of sales in nonfood departments. The Fred Meyer stores distinguish themselves from other stores through their breadth of product selection, national and private-label brands and emphasis on products for everyday use.

     In September 1997, Fred Meyer acquired Smith's Food & Drug Centers, Inc. ("Smith's") to expand its presence in the Intermountain states and enter the Southwest region of the United States. This contiguous geographic expansion further enhanced Fred Meyer's competitive position in the Western United States. Under the Smith's Food & Drug Centers and Smitty's banners, Fred Meyer operates 155 food and drug combination and multi-department stores averaging 67,200 square feet. Substantially all of these stores offer shopping convenience and specialty departments including delicatessens, hot prepared food sections, in-store bakeries, video rental shops, floral shops, one-hour photo processing labs, full-service banking and frozen yogurt shops. Recently, Smith's Food & Drug Centers has introduced a frequent shopper card that has increased shopping frequency and average transaction size. As a result of their well positioned store locations and reputation for superior quality and customer service, management believes that Smith's Food & Drug Centers and Smitty's have developed strong name recognition and customer loyalty.

     QFC. QFC is a leading operator of premium supermarkets in the Seattle/Puget Sound Region of Washington state and, through its acquisition of Hughes Markets, Inc. ("Hughes") in March 1997, operates conventional supermarkets in Southern California. QFC operates 89 premium supermarkets, averaging 35,400 square feet, principally under the QFC banner. Management believes that QFC's supermarkets offer superior value by emphasizing an extensive selection of high-quality perishable items, excellent customer service, convenient store locations, a variety of specialty departments and competitive prices. The QFC stores are open 7 days a week, 24 hours a day, and feature full-service delicatessens and specialty departments including fresh seafood, floral and baking with coffee/espresso bars. Many stores also offer natural food sections, video rentals, fresh juice bars and pharmacies. QFC has significantly expanded its selection of "home meal replacement" items which management believes appeal to the increasing convenience orientation of customers. Under the Hughes Family Markets banner, QFC operates 56 conventional supermarkets, averaging 37,000 square feet, which are well positioned in Southern California. These stores provide a broad selection of high-quality meats, produce and other perishables and have developed a reputation for providing excellent customer service. After the Mergers, as a result of their similar store formats and customer bases, stores operating under the Hughes Family Markets banner will be converted to the Ralphs banner. The conversion is expected to result in significant operational and merchandising efficiencies.

     Ralphs/Food 4 Less. Founded in 1872, Ralphs/Food 4 Less is the largest supermarket operator in Southern California, which is one of the largest food retailing markets in the United States with a population of approximately 19 million. In Southern California Ralphs/Food 4 Less operates 264 conventional supermarkets, averaging 37,000 square feet, under the Ralphs banner and 80 price-impact supermarkets in a warehouse format, averaging 52,900 square feet, under the Food 4 Less banner. Operating two complementary formats allows Ralphs/Food 4 Less to serve a broader customer base than its competitors. Ralphs conventional supermarkets emphasize a broad selection of merchandise and exceptional product mix, including fresh produce, high-quality meat, fresh seafood and bakery and delicatessen departments. Ralphs also maintains a successful private-label program with private-label sales representing approximately 20% of net sales in the most recent fiscal year. Food 4 Less price-impact warehouse supermarkets offer customers the lowest overall prices while providing product selections comparable to that of a conventional supermarket. These stores target the price-conscious segment of the market. Ralphs/Food 4 Less also operates 65 stores in Northern California and the Midwest.

COMPETITIVE STRENGTHS

     Because of the contiguous and overlapping geographic areas of operations of Fred Meyer, QFC and Ralphs/Food 4 Less and their complementary merchandising strategies, the Company believes the Mergers will strengthen the Company's store franchises and allow the Company to realize significant additional benefits. Management believes that the combined company will benefit from the following competitive strengths: (i) an outstanding franchise value; (ii) leading market shares in fast-growing markets; (iii) a well-positioned and modern store base;
(iv) a modern infrastructure; and (v) an experienced management team.

     Outstanding Franchise Value. As a result of the long operating histories of the Company's banners and their reputation for delivering superior customer value, the Company has developed strong brand name recognition and customer loyalty for each of its operating formats. Management believes that the Company has benefitted and should continue to benefit from this strong franchise value. Based upon information available to the management of the Company, on a pro forma basis after giving effect to the Mergers, the Company will have one of the industry's highest EBITDA margins.

     Leading Market Shares in Fast-Growing Markets. By offering superior customer service and competitive pricing, the Company's banners have developed leading market shares in each of their principal markets. The Company will have the number one market share in the Los Angeles, Orange County, Seattle, Las Vegas, Salt Lake City and Albuquerque markets and the number two market share in the Phoenix, Portland and Riverside/San Bernardino markets which are among the largest and fastest growing population centers in the United States.

     Well-Positioned and Modern Store Base. Management believes that the Company's store locations include many sites in developed urban and suburban locations which would be difficult to replicate. The Company has invested significant capital in its store base over the last seven years through the addition of new stores and the remodeling of existing stores in order to improve the overall quality of its customer's shopping experience. As a result, approximately 77% of the Company's stores have been opened or remodeled within the past seven years.

     Modern Infrastructure. Subsequent to the Mergers, the Company believes it will have state-of-the-industry warehousing and distribution systems which are conveniently located within the areas served by the Company. As a result of the Mergers and the significant investment in its infrastructure over the last several years, management believes the Company will be able to lower its distribution costs as a percentage of net sales and maintain lower levels of inventory.

     Experienced Management Team. The senior operating management of Fred Meyer, QFC and Ralphs/Food 4 Less will continue to operate their respective store bases supported in large part by centralized purchasing, distribution, and manufacturing. These senior operating managers have an average of over 24 years of experience in the food retailing industry. Moreover, many of the senior operating managers of the Company have spent much of their careers in their respective local markets. Members of the senior management team have successfully completed several acquisitions at their respective companies. The Company considers its senior management to be industry leaders in operating its principal store formats: one-stop shopping multi-department, food and drug combination, premium, conventional and price-impact supermarket stores.

BENEFITS OF THE MERGERS

     Management believes that the Mergers will provide the Company with the following benefits: (i) realization of approximately $100 million in annual cost savings over a four-year period; (ii) cross-fertilization of merchandising expertise; and (iii) attractive in-market new store opportunities.

     Realization of Cost Savings. Management believes that approximately $100 million of annual cost savings are achievable over a four-year period following the Mergers. Cost-saving opportunities expected to result from the Merger include: (i) the elimination of duplicative overhead and administrative expenses; (ii) the consolidation of distribution centers and manufacturing facilities; (iii) the combination of purchasing and merchandising operations; and (iv) the reduction of advertising expenses. A significant portion of the total cost savings are expected to result from two in-market consolidations. In Southern California, the Hughes Family Markets will be converted to the Ralphs format and will utilize the existing Ralphs/Food 4 Less administrative, distribution and manufacturing infrastructure. In the Seattle/Puget Sound Region, the Company will convert QFC stores from third party distribution to utilize Fred Meyer's warehousing and distribution infrastructure and to reduce QFC's general and administrative overhead. See "Forward-Looking Statements" and "Risk Factors -- Ability to Achieve Intended Benefits of the Mergers."

     Cross-Fertilization of Merchandising Expertise. Management has identified several areas of opportunity to enhance revenues and improve profitability by applying merchandising "best practices" across store formats. For example, management intends to apply Fred Meyer's experience and expertise in general merchandising to Ralphs' store base, utilize Ralphs/Food 4 Less' and Fred Meyer's private-label expertise in QFC's store base and apply QFC's successful home meal replacement and prepared food concepts in Fred Meyer's, Smith's Food and Drug Centers' and Ralphs' store bases.

     Attractive In-Market Store Opportunities. The Company will operate a number of complementary operating formats which will provide enhanced opportunities for in-market new store growth. Management believes that its experience in operating these multiple formats will allow the Company to appeal to an expanded customer base among a wider range of income brackets and increase its market share, thereby leveraging the Company's infrastructure and reducing its operating costs.

                        THE MERGERS AND THE REFINANCINGS

     Pursuant to separate merger agreements, QFC and Ralphs/Food 4 Less will become wholly owned subsidiaries of Fred Meyer. The QFC Merger and the Ralphs/Food 4 Less Merger are independent transactions. The consummation of the Offering is conditioned upon the consummation of the Mergers. The consideration being paid in each of the Mergers is principally common stock of Fred Meyer. In connection with the Mergers, based on current information and subject to adjustment, Fred Meyer will issue an estimated 21.3 million shares of common stock to existing Ralphs/Food 4 Less stockholders and warrant holders and approximately 41.0 million shares of common stock to existing QFC shareholders in exchange for all of the outstanding stock and warrants of Ralphs/Food 4 Less and all of the outstanding stock of QFC. The common stock of Fred Meyer is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "FMY". The last reported sales price of Fred Meyer common stock on the NYSE (Composite
Tape) on February 13, 1998 was $40.69.

     In connection with the Mergers, the Company intends to refinance substantially all of the outstanding bank and public indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less with the proceeds from the Offering and borrowings under the New Senior Credit Facilities and refinance a portion of Fred Meyer's operating leasing arrangements under the New Lease Facility (the "Refinancings" and, together with the Mergers and the Offering, the "Transactions"). The Refinancings are expected to be completed concurrently with the closing of the Offering, but are not a condition to the obligations of Fred Meyer, QFC or Ralphs/Food 4 Less to effect the Mergers. See "The Mergers and the Refinancings" and "Description of New Senior Credit Facilities and New Lease Facility."

                                  THE OFFERING

Issuer.....................  Fred Meyer, Inc.

Securities Offered.........  $          of     % Notes due March   , 2005 (the
                             "2005 Notes"), and $           of     % Notes due
                             March   , 2008 (the "2008 Notes").

Maturity...................  The 2005 Notes will mature on March   , 2005, and
                             the 2008 Notes will mature on March   , 2008.

Interest Payment Dates.....  Interest on the Notes is payable semiannually on
                             each March   and September   , commencing September
                               , 1998.

Redemption.................  The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted at the Treasury Rate plus 50 basis points, plus in the case of each of clause (i) and
                             (ii) accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption."

Guarantees.................  The Notes will be unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries (except for certain inactive or immaterial subsidiaries). The Guarantees will be automatically released upon the occurrence of certain events, including upon the release of the guarantees by the Guarantors of the New Senior Credit Facilities and the New Lease Facility (whether or not a default or event of default has occurred and is continuing). See "Description of Notes -- Guarantees."

Sinking Fund...............  None.

Ranking....................  The Notes are unsecured obligations of the Company, ranking pari passu with other unsubordinated, unsecured indebtedness of the Company, and ranking senior in right of payment to any future subordinated indebtedness of the Company. The New Senior Credit Facilities and the New Lease Facility will be secured by all the outstanding capital stock of all of the Company's direct and indirect material subsidiaries.

Certain Covenants..........  The Indenture governing the Notes (the "Indenture")
                             will contain covenants which impose, among other things, limitations on the creation of liens and limitations on sale and lease-back transactions. See "Description of Notes -- Certain Covenants."

Use of Proceeds............  The Company intends to use the net proceeds of the
                             Offering to effect the Refinancings and to pay certain fees and expenses incurred in the Transactions. See "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Notes.

        SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA(1)

     The following table sets forth summary unaudited pro forma condensed combined financial data of Fred Meyer giving effect to the Mergers and the Refinancings. The table gives effect to the Mergers and the Refinancings as if such transactions occurred as of February 4, 1996 with respect to the summary unaudited pro forma condensed combined operating and other data for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the summary unaudited pro forma condensed combined balance sheet data. Such pro forma information are derived from historical and pro forma financial data for each of Fred Meyer, QFC and Ralphs/Food 4 Less. The summary unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of either future results of operations or results that might have been achieved if the Mergers and the Refinancings had been consummated as of the indicated dates. Pursuant to the Settlement Agreement, the Company has agreed to divest 19 stores in Southern California, but such divestitures have not been considered and are not reflected in the following summary unaudited pro forma condensed combined financial data. Management does not believe that such divestitures will materially adversely affect the Company's business strategy, financial condition or results of operations. See "The Mergers and the Refinancings." See "Summary Unaudited Pro Forma Condensed Combined Financial Statements" and the historical consolidated financial statements and the selected historical financial and other data of Fred Meyer, QFC and Ralphs/Food 4 Less, together with the related notes thereto, which are included or incorporated by reference herein.


                                                                52 WEEKS ENDED      40 WEEKS ENDED
                                                               FEBRUARY 1, 1997    NOVEMBER 8, 1997
                                                               ----------------    ----------------
                                                                       (DOLLARS IN THOUSANDS)
PRO FORMA OPERATING DATA:
  Net sales...................................................   $ 14,358,538        $ 10,717,899
  Gross margin................................................      3,680,684           2,797,992
  Operating and administrative expenses.......................      2,705,231           2,014,085
  Depreciation and amortization expense.......................        496,021             367,974
  Income from operations......................................        479,432             415,933
  Interest expense............................................        413,282             294,245
  Income before income taxes and extraordinary charge.........         54,282             112,786
  Income (loss) before extraordinary charge(2)................         (2,194)             42,320
OTHER PRO FORMA DATA:
  EBITDA(3)...................................................   $    980,587        $    791,789
  EBITDA margin(3,4)..........................................            6.8%                7.4%
  Ratio of earnings to fixed charges(5).......................            1.1x                1.3x
  Ratio of EBITDA to interest expense(6)......................            2.4x                2.7x

PRO FORMA BALANCE SHEET DATA:                                                      NOVEMBER 8, 1997
                                                                                   ----------------
  Total assets................................................                       $ 10,067,514
  Property and equipment, net.................................                          3,654,123
  Total debt(7)...............................................                          5,323,715
  Total stockholders' equity..................................                          2,077,302

---------------

(1) The pro forma results of operations data of Fred Meyer for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997 include adjustments for Fred Meyer's September 9, 1997 acquisition of Smith's, as well as Smith's May 23, 1996 acquisition of Smitty's Supermarkets, Inc., as if such transactions occurred as of February 4, 1996. The pro forma results of operations data of QFC for the 36 weeks ended September 6, 1997 and the fiscal year ended December 28, 1996 include adjustments for QFC's March 19, 1997 acquisition of Hughes and February 14, 1997 acquisition of Keith Uddenberg, Inc. ("KUI"), as if such transactions occurred as of December 31, 1995. The summary unaudited pro forma condensed combined financial data also does not reflect approximately $100 million in projected annual cost savings that management of Fred Meyer believes are achievable by the end of 2001.

(2) The summary unaudited pro forma condensed combined financial data does not reflect an estimated extraordinary charge of approximately $220 million (net of income taxes) on extinguishment of debt as a result of the Refinancings that will be recorded in the Company's first quarter after closing of the Mergers. In addition, the Company expects to record a charge for certain merger related expenses in the first quarter following the closing of the Mergers. The amount of the charge has not been quantified and is not reflected in the summary unaudited pro forma condensed combined financial data.

(3) EBITDA represents income from operations before interest expense, income taxes, depreciation and amortization and LIFO provision of $5,134 and $7,882 for the 52 weeks ended February 1, 1997 and the 40 weeks ended November 8, 1997, respectively. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by the Company may not be comparable to calculations as presented by other companies, even in the same industry.

(4) EBITDA margin represents EBITDA as a percentage of net sales.

(5) For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income before income taxes and (b) fixed charges. "Fixed charges" represents (a) consolidated interest charges, (b) the amortization of debt discount and expense and premium on indebtedness and (c) the portion of rental expense which the Company considers representative of an interest factor.

(6) For purposes of this computation, interest expense does not include amortization of deferred financing costs.

(7) Total debt consists of long-term debt, including borrowings under the New Senior Credit Facilities, the Notes and capitalized leases. Total debt does not reflect certain commitments and contingencies of the Company, including operating leases under the New Lease Facility and other operating lease obligations. Total debt should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of Fred Meyer, QFC and Ralphs/Food 4 Less, incorporated by reference herein.

                                  RISK FACTORS

     Investors should carefully consider the following risk factors in addition to the information set forth above under "Forward-Looking Statements," "Certain Assumptions," "Market and Industry Data" and "Description of
Notes -- Guarantees" and the other information contained or incorporated by reference herein or in the accompanying Prospectus before purchasing the Notes.

COMPETITION

     The retail merchandising business in general, and the supermarket industry in particular, is highly competitive and generally characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, discount stores, independent and specialty grocers, drug and convenience stores, large category-dominant stores and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores, "supercenters" and conventional department stores. The national competitors of the Company include, among others, Safeway, Albertson's, Lucky, Costco, and Wal-Mart. Retail businesses generally compete on the basis of location, quality of products and service, price, product variety and store condition. The Company's ability to compete depends in part on its ability to successfully maintain and remodel existing stores and develop new stores in advantageous locations. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions.

LEVERAGE; ABILITY TO SERVICE DEBT; RANKING

     Upon consummation of the Transactions, the Company will be highly leveraged. As of November 8, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had total indebtedness (including current maturities and capital lease obligations) and stockholders' equity of $5.3 billion and $2.1 billion, respectively. Total indebtedness consists of long-term debt, including borrowings under the New Senior Credit Facilities, the Notes and capitalized leases. Total indebtedness does not reflect certain commitments and contingencies of the Company, including operating leases under the New Lease Facility and other operating lease obligations. Total indebtedness should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of Fred Meyer, QFC and Ralphs/Food 4 Less, incorporated by reference herein. The Company will have significant interest and principal repayment obligations (including with respect to the Notes) and significant rental payment obligations (including with respect to the New Lease Facility) and the ability of the Company to satisfy such obligations is subject to prevailing economic, financial and business conditions and to other factors, many of which are beyond the Company's control. A significant amount of the Company's borrowings and rental obligations will bear interest at floating rates (including borrowings under the New Senior Credit Facilities and obligations under the New Lease Facility), which will expose the Company to the risk of increased interest and rental rates. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     In addition to separate guarantees from the Guarantors, the New Senior Credit Facilities and the New Lease Facility will be secured by a pledge of the outstanding stock of all of the material direct and indirect subsidiaries of the Company. The Company is a holding company which has no operations or assets other than its investment in its subsidiaries. The lenders under the New Senior Credit Facilities and the New Lease Facility will have a claim as to the stock of such subsidiaries (which constitute substantially all of the assets of the Company) which is prior to the claim of any holders of the Notes. Upon the occurrence of certain events, the Guarantees will be automatically released, including upon release of the guarantees by the Guarantors of the New Senior Credit Facilities and the New Lease Facility (whether or not a default or event of default has occurred and is continuing). See "Description of Notes -- Guarantees." If the Guarantees are released, the prior claim of the lenders under the New Senior Credit Facilities and the New Lease Facility as to the stock of substantially all of the subsidiaries of the Company would continue, and the Notes will also be structurally subordinated to the prior claims of the other creditors of the Company's subsidiaries. See "Description of Notes" and "Description of New Senior Credit Facilities and the New Lease Facility." In addition, in the event of a default under any future secured indebtedness, the lenders thereof would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the Notes.

INTEGRATION

     On a pro forma basis, after giving effect to the Mergers, the Company's net sales would have been $14.4 billion for the 52 weeks ended February 1, 1997, as compared to reported net sales of $3.7 billion for Fred Meyer for the same period. The operating management of each of Fred Meyer, QFC, and Ralphs/Food 4 Less is expected to remain intact. However, the significant increase in size of the Company's operations will substantially increase the demands placed upon the Company's management, including demands resulting from the need to integrate the accounting systems, management information systems, distribution systems, manufacturing facilities and other operations of Fred Meyer, QFC, and Ralphs/Food 4 Less. In addition, the Company could experience unexpected costs from such integration and/or a loss of customers or sales as a result of the Mergers, including as a result of the conversion of Hughes Family Markets banners to Ralphs. There can also be no assurance that the Company will be able to maintain the levels of operating efficiency which Fred Meyer, QFC and Ralphs/Food 4 Less had achieved separately prior to the Mergers. The failure to successfully integrate the operations of the acquired businesses, the loss of key management personnel and the loss of customers or sales could each have a material adverse effect on the Company's results of operations or financial position.

ABILITY TO ACHIEVE INTENDED BENEFITS OF THE MERGERS

     Management believes that significant business opportunities and cost savings are achievable as a result of the Mergers. Management estimates that approximately $100 million of annualized cost savings can be achieved over a four year period as a result of integrating certain of the operations of Fred Meyer, Ralphs/Food 4 Less and QFC. Such estimate is based upon many assumptions including future sales levels and other operating results, the availability of funds for capital expenditures, the timing of certain events as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Other estimates are based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity the size of the Company. Estimates of potential cost savings are forward-looking statements that are inherently uncertain. Actual cost savings, if any, could differ from those projected and such differences could be material; therefore, undue reliance should not be placed upon such estimates. There can be no assurance that unforeseen costs and expenses or other factors (whether arising in connection with the integration of the Company's operations after the Mergers or otherwise) will not offset the estimated cost savings or other components of the Company's plan or result in delays in the realization of certain projected cost savings. See "Forward-Looking Statements."

LABOR AGREEMENTS

     After giving effect to the Mergers, the Company is party to more than 166 collective bargaining agreements with local unions covering approximately 58,000 employees representing approximately 68% of the Company's total employees. Among the contracts that have expired or will expire in 1998 are those covering 15,500 employees. Typical agreements are three years in duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the Company's results of operations or financial position.

                        THE MERGERS AND THE REFINANCINGS

     Fred Meyer and QFC have entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended, which provides that QFC will become a wholly owned subsidiary of Fred Meyer. In addition, Fred Meyer and Ralphs/Food 4 Less have entered into an Agreement and Plan of Merger, dated as of November 6, 1997, as amended, which provides that Ralphs/Food 4 Less will become a wholly owned subsidiary of Fred Meyer. The QFC Merger and the Ralphs/Food 4 Less Merger are independent transactions. The consummation of the Offering is conditioned upon the consummation of the Mergers. The consideration being paid in each of the Mergers is principally common stock of Fred Meyer. In connection with the Mergers, based on current information and subject to adjustment, Fred Meyer will issue an estimated 21.3 million shares of common stock to existing Ralphs/Food 4 Less stockholders and warrant holders and approximately 41.0 million shares of common stock to existing QFC shareholders in exchange for all of the outstanding stock and warrants of Ralphs/Food 4 Less and all of the outstanding stock of QFC.

     In connection with the Mergers, the Company intends to refinance substantially all of the outstanding bank and public indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less with the proceeds from the Offering and borrowings under the New Senior Credit Facilities and refinance a portion of Fred Meyer's operating leasing arrangements under the New Lease Facility. The Refinancings are expected to be consummated concurrently with the Offering, but are not a condition to the obligations of Fred Meyer, QFC or Ralphs/Food 4 Less to effect the Mergers. In connection with the Refinancings, separate offers to purchase and consent solicitations have been made with respect to $150 million of principal amount of outstanding senior subordinated notes of QFC (the "QFC Notes") and approximately $1.6 billion of various series of outstanding notes of Ralphs/Food 4 Less (the "Ralphs/Food 4 Less Notes"). Pursuant to such tender offers, the notes which are tendered and accepted will be purchased and substantially all of the restrictive covenants and certain other provisions contained in the respective indentures are expected to be eliminated or modified. The purchase price of the QFC Notes and the Ralphs/Food 4 Less Notes will include a premium payment which will vary based upon the yield of U.S. Treasury Notes at the expiration of the offer. The actual amount of the QFC Notes and the Ralphs/Food 4 Less Notes purchased will depend upon the response to the offer.

     Simultaneously with the closing of the Offering, the Company will enter into senior credit facilities (the "New Senior Credit Facilities") in an aggregate principal amount not to exceed $3.75 billion, consisting of a $2.0 billion five-year revolving credit facility (the "Revolving Credit Facility") and a $1.75 billion five-year term loan facility (the "Term Loan Facility"). In addition, the Company will enter into a $500 million lease facility (the "New Lease Facility"). See "Description of New Senior Credit Facilities and New Lease Facility."

     Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Mergers may not be consummated until such time as notification filings have been made with the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC"), and the applicable waiting period requirements have been satisfied. Fred Meyer, QFC and Ralphs/Food 4 Less filed notification reports with the DOJ and the FTC under the HSR Act and all applicable waiting periods have expired. On February 10, 1998, Fred Meyer, QFC and Ralphs/Food 4 Less entered into a settlement agreement (the "Settlement Agreement") with the State of California to settle potential antitrust and unfair competition claims that the State of California asserted against Fred Meyer, QFC and Ralphs/Food 4 Less relating to the effects of the Mergers on supermarket competition in Southern California (the "State Claims"). Without admitting any liability in connection with the State Claims, Fred Meyer, QFC and Ralphs/Food 4 Less agreed in the Settlement Agreement to divest 19 specific stores in Southern California. Under the Settlement Agreement, the Company must divest 13 stores within six months of closing and the balance of six stores within nine months of closing. The Company also agreed not to acquire new stores from third parties in the Southern California areas specified in the Settlement Agreement (covering substantially all of the Los Angeles metropolitan area) for five years following the date of the Settlement Agreement without providing prior notice to the State of California. If the Company fails to divest the required stores by the two dates set forth in the Settlement Agreement, the Company has agreed not to object to the appointment of a trustee to effect the required sales. The Settlement Agreement also requires the Company to pay the reasonable fees and costs of the attorneys and experts of the State of California associated with its review. Management does not believe that such divestitures will materially adversely affect the Company's business strategy, financial condition or results of operations.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds of the Offering to effect the Refinancings and to pay certain fees and expenses incurred in the Transactions. The following table illustrates the estimated cash sources and uses of funds for the Refinancings and certain fees and expenses incurred in the Transactions, assuming the Refinancings were consummated as of March 11, 1998 and assuming that all QFC Notes and Ralphs/Food 4 Less Notes subject to tender offers are tendered and accepted. In addition to the following, a portion of Fred Meyer's operating leasing arrangements will be refinanced under the New Lease Facility. See "Description of New Senior Credit Facilities and New Lease Facility."

                                SOURCES AND USES
                             (DOLLARS IN MILLIONS)

              SOURCES                                              USES
------------------------------------               ------------------------------------
New Senior Credit Facilities........  $3,411(1)    Repay Fred Meyer credit facility....  $1,770
Notes offered hereunder.............    1,500      Repay QFC credit facility...........     205
                                       ------
                                                   Repay Ralphs/Food 4 Less credit
                                                   facility............................     710
                                                   Repay QFC Notes.....................     150
                                                   Repay Ralphs/Food 4 Less Notes......   1,626
                                                   Estimated debt repayment premiums...     300(2)
                                                   Estimated fees and expenses.........     150
                                                                                         ------
     Total Sources..................   $4,911      Total Uses..........................  $4,911
                                       ======                                            ======

---------------

(1) The New Senior Credit Facilities will consist of a $1.75 billion Term Loan Facility and a $2.0 billion Revolving Credit Facility. The Company expects that up to $200 million of the Revolving Credit Facility may be used to support standby letters of credit. The Company expects that letters of credit for approximately $137 million will be issued under the Revolving Credit Facility at the time of the closing of the Mergers. The Company also expects that as of March 11, 1998 approximately $202 million will be available, after giving effect to amounts borrowed to consummate the Refinancings, for future borrowing under the Revolving Credit Facility. See "Description of New Senior Credit Facilities and New Lease Facility."

(2) Debt repayment premiums are expected to be approximately $183 million (net of income taxes).

                                 CAPITALIZATION

     The following table sets forth the consolidated short-term debt and consolidated capitalization of Fred Meyer as of November 8, 1997, and as adjusted to give effect to the Mergers and the Refinancings. The table should be read in conjunction with the consolidated financial statements and the selected historical financial and other data of Fred Meyer, QFC and Ralphs/Food 4 Less and the Summary Unaudited Pro Forma Condensed Combined Financial Statements and the related notes thereto included or incorporated by reference herein.

                                                                  NOVEMBER 8, 1997
                                                            -----------------------------
                                                              ACTUAL       AS ADJUSTED(1)
                                                            ----------     --------------
                                                                   (IN THOUSANDS)
        Current portion of long-term debt and capital
          leases..........................................  $    3,364       $   46,697
        Long-term debt, less current portion:
          Long-term debt..................................   1,900,504        3,561,623
          Capital lease obligations.......................      53,238          215,395
          Notes offered hereby............................          --        1,500,000
                                                            ----------       ----------
             Total long-term debt(2)......................   1,953,742        5,277,018
             Total stockholders' equity...................   1,285,025        2,077,302
                                                            ----------       ----------
               Total capitalization.......................  $3,242,131       $7,401,017
                                                            ==========       ==========

---------------

(1) The New Senior Credit Facilities will consist of a $1.75 billion Term Loan Facility and a $2.0 billion Revolving Credit Facility. The Company expects that up to $200 million of the Revolving Credit Facility may be used to support standby letters of credit. The Company expects that letters of credit for approximately $137 million will be issued under the Revolving Credit Facility at the time of the closing of the Mergers. The Company also expects that as of March 11, 1998 approximately $202 million will be available, after giving effect to amounts borrowed to consummate the refinancings, for future borrowing under the Revolving Credit Facility. See "Description of New Senior Credit Facilities and New Lease Facility."

(2) Total long-term debt consists of long-term debt, including borrowings under the New Senior Credit Facilities, the Notes and capitalized leases. Total long-term debt does not reflect certain commitments and contingencies of the Company, including operating leases under the New Lease Facility and other operating lease obligations. Total long-term debt should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of Fred Meyer, QFC and Ralphs/Food 4 Less, incorporated by reference herein.

      SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following summary unaudited pro forma condensed combined financial statements of the Company give effect to the Mergers and the Refinancings as if such transactions occurred as of February 4, 1996 with respect to the summary unaudited pro forma condensed combined statements of operations for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997, and as of November 8, 1997 with respect to the summary unaudited pro forma condensed combined balance sheet. Such pro forma information includes: (i) the historical balance sheet of Fred Meyer as of November 8, 1997; (ii) the pro forma results of operations of Fred Meyer for the fiscal year ended February 1, 1997 and the 40 weeks ended November 8, 1997; (iii) the historical balance sheet of QFC as of September 6, 1997; (iv) the pro forma results of operations of QFC for the fiscal year ended December 28, 1996 and the 36 weeks ended September 6, 1997;
(v) the historical results of operations of Ralphs/Food 4 Less for the fiscal year ended February 2, 1997 and the 36 weeks ended October 12, 1997 and the historical balance sheet of Ralphs/Food 4 Less as of October 12, 1997. The summary unaudited pro forma condensed combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the Mergers had been consummated as of the indicated dates. The following summary unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the selected historical and other financial data of Fred Meyer, QFC and Ralphs/Food 4 Less and the unaudited pro forma condensed combined financial statements, together with the related notes thereto, included or incorporated by reference herein.

     The summary pro forma results of operations of Fred Meyer for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997 include adjustments for Fred Meyer's September 9, 1997 acquisition of Smith's, as well as Smith's May 23, 1996 acquisition of Smitty's, as if such transactions occurred as of February 4, 1996. The pro forma results of operations of QFC for the 36 weeks ended September 6, 1997 and the fiscal year ended December 28, 1996 include adjustments for QFC's March 19, 1997 acquisition of Hughes and February 14, 1997 acquisition of KUI, as if such transactions occurred as of December 31, 1995.

     The QFC Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Fred Meyer and QFC will be carried forward to Fred Meyer's consolidated financial statements at their historical amounts and the consolidated earnings of Fred Meyer will include the earnings of Fred Meyer and QFC for the entire fiscal year in which the QFC Merger occurs and for all prior years presented and the reported retained earnings of Fred Meyer and QFC for prior periods will be combined and restated as consolidated retained earnings of Fred Meyer.

     The Ralphs/Food 4 Less Merger will be accounted for as a purchase. Under purchase accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The adjustments included in the summary unaudited pro forma condensed combined financial statements represent a preliminary determination of these adjustments based upon available information. The purchase price is expected to exceed the fair value of the net assets acquired. This difference has been allocated to goodwill which will be amortized over 40 years. Such allocations are subject to final determination based on real estate, leasehold and equipment valuation studies and a review of the books, records and accounting policies of Ralphs/Food 4 Less. These studies are expected to be completed before the end of the 1998 fiscal year. Accordingly, the final allocations will be different from the amounts reflected herein.

     The summary unaudited pro forma condensed combined statements of operations included herein do not reflect an estimated extraordinary charge of approximately $220 million (net of income taxes) relating to the Refinancings. The Company expects to record a charge for certain Merger related expenses in the first quarter following the closing of the Mergers. The amount of the charge has not been quantified and is not reflected in the summary unaudited pro forma condensed combined financial statements. Pursuant to the Settlement Agreement, the Company has agreed to divest 19 stores in Southern California, but such divestitures have not been considered and are not reflected in the following summary unaudited pro forma condensed combined financial statements. Management does not believe that such divestitures will materially adversely affect the Company's business strategy, financial condition or results of operations. See "The Mergers and the Refinancings." The summary unaudited pro forma condensed combined statements of operations also do not reflect approximately $100 million in annualized operating cost savings that management of the Company believes are achievable by the end of 2001.

          SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                NOVEMBER 8, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                                        RALPHS/FOOD 4
                                   FRED MEYER             QFC                LESS
                                NOVEMBER 8, 1997   SEPTEMBER 6, 1997   OCTOBER 12, 1997    PRO FORMA       PRO FORMA
                                   HISTORICAL         HISTORICAL          HISTORICAL      ADJUSTMENTS      COMBINED
                                ----------------   -----------------   ----------------   -----------     -----------
CURRENT ASSETS:
  Cash and cash equivalents...     $  117,375         $    90,088         $   63,524      $       -- (1)  $   270,987
  Trade and other
    receivables...............        100,191              25,324             46,130                          171,645
  Inventories.................      1,200,557             119,021            492,894          26,600 (2)    1,839,072
  Prepaid expenses and
    other.....................         52,207              17,203             23,713                           93,123
  Deferred tax assets.........         81,610                                                147,035 (3)      228,645
  Assets held for sale........          9,721                                                                   9,721
                                ----------------   -----------------   ----------------   -----------     -----------
      TOTAL CURRENT ASSETS....      1,561,661             251,636            626,261         173,635        2,613,193
PROPERTY AND EQUIPMENT, NET...      1,941,983             501,779          1,080,688         129,673 (2)    3,654,123
OTHER ASSETS:
  Goodwill, net...............      1,026,514             226,133          1,286,560       1,081,926 (2)    3,621,133
  Deferred financing costs,
    net.......................          9,313               6,145             50,764         (61,013) (3)
                                                                                              68,000 (1)       73,209
  Other.......................         33,790              39,571             32,495                          105,856
                                ----------------   -----------------   ----------------   -----------     -----------
      TOTAL ASSETS............     $4,573,261         $ 1,025,264         $3,076,768      $1,392,221      $10,067,514
                                ================   ================    ===============    ===========     ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable and
    outstanding checks........     $  830,429         $    86,600         $  302,081                      $ 1,219,110
  Current portion of long-term
    debt and capital leases...          3,364               8,377             38,456      $   (3,500) (1)      46,697
  Income taxes payable........                              8,878              1,929                           10,807
  Accrued compensation........        140,305              42,044            110,476                          292,825
  Other accrued expenses......        191,715              47,567            323,387                          562,669
                                ----------------   -----------------   ----------------   -----------     -----------
      TOTAL CURRENT
         LIABILITIES..........      1,165,813             193,466            776,329          (3,500)       2,132,108
LONG-TERM DEBT, less current
  maturities..................      1,900,504             392,708          2,314,911         453,500 (1)    5,061,623
CAPITAL LEASE OBLIGATIONS,
  less current portion........         53,238              28,980            133,177                          215,395
DEFERRED INCOME TAXES.........         23,150              57,154             20,874          59,165 (2)      160,343
OTHER LONG-TERM LIABILITIES...        145,531              18,156            252,488           4,568 (2)      420,743
  TOTAL STOCKHOLDERS' EQUITY
    (DEFICIT).................      1,285,025             334,800           (421,011)        878,488 (3)    2,077,302
                                ----------------   -----------------   ----------------   -----------     -----------
      TOTAL LIABILITIES AND
         STOCKHOLDERS'
         EQUITY...............     $4,573,261         $ 1,025,264         $3,076,768      $1,392,221      $10,067,514
                                ================   ================    ===============    ===========     ============

   See Notes to Summary Unaudited Pro Forma Condensed Combined Balance Sheet.

                 NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED
                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

(1) The net effect on cash and cash equivalents of the Mergers and the concurrent debt refinancing reflects the following:

        TOTAL SOURCES:
        New Senior Credit Facilities.....................................  $3,411,000
        Notes............................................................   1,500,000
                                                                           ----------
                                                                           $4,911,000
                                                                           ==========
        TOTAL USES:
        Repay Fred Meyer credit facility.................................  $1,770,000
        Repay QFC credit facility........................................     205,000
        Repay Ralphs/Food 4 Less credit facility.........................     710,000
        Repay QFC Notes..................................................     150,000
        Repay Ralphs/Food 4 Less Notes...................................   1,626,000
        Estimated debt repayment premiums................................     300,000
        Estimated fees and expenses......................................     150,000
                                                                           ----------
                                                                           $4,911,000
                                                                           ==========

(2) The purchase cost and preliminary allocation of the excess of cost over the net book value of the assets acquired in the Ralphs/Food 4 Less Merger is as follows. The market value of Fred Meyer common stock issued reflects 22.5 million shares multiplied by the average market price of Fred Meyer common stock on the day Fred Meyer and Ralphs/Food 4 Less reached agreement on the purchase price and the proposed Ralphs/Food 4 Less Merger was announced and the three trading days preceding and following the announcement date.

        Market value of Fred Meyer common stock issued..................  $   687,455
        Transaction fees and expenses...................................       66,000
                                                                           ----------
          Total purchase cost...........................................      753,455
        Book value of net assets acquired...............................     (421,011)
                                                                           ----------
          Excess of purchase cost over net book value of assets
             acquired...................................................  $ 1,174,466
                                                                           ==========
        Allocated to:
          Increase in value of inventory................................  $    26,600
          Increase in value of property and equipment...................      129,673
          Ralphs/Food 4 Less historical net goodwill....................   (1,286,560)
          Adjust accrued pension and postretirement benefit
             obligation.................................................       (4,568)
          Adjust deferred taxes for temporary differences (39% effective
             rate)......................................................      (59,165)
          Residual excess purchase cost.................................    2,368,486
                                                                           ----------
        Total allocation................................................  $ 1,174,466
                                                                           ==========

                 NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED
                       COMBINED BALANCE SHEET (CONTINUED)
                                 (IN THOUSANDS)

(3) Represents the net change in stockholders' equity as a result of the Mergers and the Refinancings:

        Issuance of Fred Meyer common stock in Ralphs/Food 4 Less
          Merger..........................................................  $687,455
        Elimination of Ralphs/Food 4 Less historical stockholders'
          deficit.........................................................   421,011
        Write-off of Fred Meyer historical deferred financing costs, net
          of tax of $1,755................................................    (2,745)
        Write-off of Ralphs/Food 4 Less historical deferred financing
          costs, net of tax of $19,798....................................   (30,966)
        Write-off of QFC historical deferred financing costs, net of tax
          of $2,242.......................................................    (3,507)
        Estimated premiums related to repayment of Ralphs/Food 4 Less and
          QFC Notes, net of tax of $117,000...............................  (183,000)
        QFC Merger fees and expenses, net of tax of $6,240................    (9,760)
                                                                            --------
        Pro forma adjustment to stockholders' equity......................  $878,488
                                                                            ========

                 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 40 WEEKS ENDED NOVEMBER 8, 1997
                                 (IN THOUSANDS)

                             FRED MEYER             QFC           RALPHS/FOOD 4
                           40 WEEKS ENDED     36 WEEKS ENDED           LESS
                          NOVEMBER 8, 1997   SEPTEMBER 6, 1997    36 WEEKS ENDED
                             PRO FORMA           PRO FORMA       OCTOBER 12, 1997    PRO FORMA       PRO FORMA
                            COMBINED(1)         COMBINED(2)       HISTORICAL(3)     ADJUSTMENTS      COMBINED
                          ----------------   -----------------   ----------------   -----------     -----------
Net sales...............     $5,471,428         $ 1,468,001         $3,778,470                      $10,717,899
Cost of goods sold......      3,934,892           1,022,806          2,962,209                        7,919,907
                             ----------          ----------         ----------       --------       -----------
  Gross margin..........      1,536,536             445,195            816,261                        2,797,992
Operating and
  administrative
  expenses..............      1,115,345             344,136            557,604        $(3,000)(4)     2,014,085
Depreciation and
  amortization
  expense...............        185,886              33,934            121,047         27,107(5)        367,974
                             ----------          ----------         ----------       --------       -----------
  Income from
     operations.........        235,305              67,125            137,610        (24,107)          415,933
Interest expense........         98,089              21,633            187,122        (12,599)(6)       294,245
Amortization of deferred
  financing costs.......          1,092                 430              4,406          2,974(7)          8,902
                             ----------          ----------         ----------       --------       -----------
  Income (loss) before
     income taxes and
     extraordinary
     charge.............        136,124              45,062            (53,918)       (14,482)          112,786
Provision for income
  taxes.................         60,862              18,747                            (9,143)(8)        70,466
                             ----------          ----------         ----------       --------       -----------
Income (loss) before
  extraordinary
  charge................     $   75,262         $    26,315         $  (53,918)       $(5,339)      $    42,320
                             ==========          ==========         ==========       ========       ===========
OTHER PRO FORMA DATA:
  EBITDA(9)....................................................................................     $   791,789
  EBITDA margin(10)............................................................................             7.4%
  Ratio of Earnings to fixed charges(11).......................................................             1.3x
  Ratio of EBITDA to interest expense(12)......................................................             2.7x

   See Notes to Summary Unaudited Pro Forma Condensed Combined Statements of
                                  Operations.

                 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                    FOR THE 52 WEEKS ENDED FEBRUARY 1, 1997
                                 (IN THOUSANDS)

                             FRED MEYER             QFC           RALPHS/FOOD 4
                           52 WEEKS ENDED    FISCAL YEAR ENDED         LESS
                          FEBRUARY 1, 1997   DECEMBER 28, 1996    53 WEEKS ENDED
                             PRO FORMA           PRO FORMA       FEBRUARY 2, 1997    PRO FORMA       PRO FORMA
                            COMBINED(13)       COMBINED(14)       HISTORICAL(3)     ADJUSTMENTS      COMBINED
Net sales...............     $6,742,523         $ 2,099,756         $5,516,259                      $14,358,538
Cost of goods sold......      4,928,596           1,478,720          4,270,538                       10,677,854
                             ----------          ----------         ----------        --------      -----------
  Gross margin..........      1,813,927             621,036          1,245,721                        3,680,684
Operating and
  administrative
  expenses..............      1,293,941             504,550            910,740       $  (4,000)(4)    2,705,231
Depreciation and
  amortization
  expense...............        232,345              47,189            180,344          36,143(5)       496,021
                             ----------          ----------         ----------        --------      -----------
  Income from
     operations.........        287,641              69,297            154,637         (32,143)         479,432
Interest expense........        129,984              33,350            273,550         (23,602)(6)      413,282
Amortization of deferred
  financing costs.......          1,664                 185             10,667            (648)(7)       11,868
                             ----------          ----------         ----------        --------      -----------
  Income (loss) before
     income taxes and
     extraordinary
     charge.............        155,993              35,762           (129,580)         (7,893)          54,282
Provision for income
  taxes.................         74,512              16,217                            (34,253)(8)       56,476
                             ----------          ----------         ----------        --------      -----------
  Income (loss) before
     extraordinary
     charge.............     $   81,481         $    19,545         $ (129,580)      $  26,360      $    (2,194)
                             ==========          ==========         ==========        ========      ===========
OTHER PRO FORMA DATA:
  EBITDA(9)....................................................................................     $   980,587
  EBITDA margin(10)............................................................................             6.8%
  Ratio of earnings to fixed charges(11).......................................................             1.1x
  Ratio of EBITDA to interest expense(12)......................................................             2.4x

   See Notes to Summary Unaudited Pro Forma Condensed Combined Statements of
                                  Operations.

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(1) The following Fred Meyer summary unaudited pro forma condensed combined statement of operations for the 40 weeks ended November 8, 1997 is based on historical financial statements of Fred Meyer and Smith's and has been prepared to illustrate the effects of Fred Meyer's acquisition of Smith's (the "Smith's Acquisition") and other related transactions described below and the assumed financing therefor. Such summary unaudited pro forma condensed statement of operations gives effect to the Smith's Acquisition as if such transaction had been completed as of February 4, 1996. Such pro forma information includes the historical results of operations of Fred Meyer for the 40 weeks ended November 8, 1997 and the historical results of operations for Smith's from February 2, 1997 to September 8, 1997.

     The Smith's Acquisition was accounted for as a purchase by Fred Meyer. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the summary unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

     The summary unaudited pro forma condensed combined statement of operations for the Smith's Acquisition included in the table below does not reflect an extraordinary charge of approximately $91 million (net of income taxes) relating to refinancing certain debt.

                                                              SMITH'S
                                       FRED MEYER           PERIOD FROM
                                     40 WEEKS ENDED      FEBRUARY 2, 1997
                                      NOVEMBER 8,         TO SEPTEMBER 8,                       FRED MEYER
                                          1997                 1997              PRO FORMA      PRO FORMA
                                       HISTORICAL           HISTORICAL          ADJUSTMENTS      COMBINED
                                     --------------     -------------------     -----------     ----------
Net sales..........................    $3,611,323           $ 1,860,105                         $5,471,428
Cost of goods sold.................     2,500,908             1,433,984                          3,934,892
                                       ----------               -------            -------      ----------
  Gross margin.....................     1,110,415               426,121                          1,536,536
Operating and administrative
  expenses.........................       860,904               254,728          $    (287)      1,115,345
Depreciation and amortization
  expense..........................       118,225                57,472             10,189         185,886
                                       ----------               -------            -------      ----------
  Income from operations...........       131,286               113,921             (9,902)        235,305
Interest expense...................        46,242                71,938            (20,091)         98,089
Amortization of deferred financing
  costs............................           198                 2,953             (2,059)          1,092
                                       ----------               -------            -------      ----------
  Income before income taxes and
     extraordinary charge..........        84,846                39,030             12,248         136,124
Provision for income taxes.........        34,190                16,490             10,182          60,862
                                       ----------               -------            -------      ----------
  Income before extraordinary
     charge........................    $   50,656           $    22,540          $   2,066      $   75,262
                                       ==========               =======            =======      ==========

     The summary unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the adjustment for additional depreciation and amortization expense resulting from the allocation of the purchase price for Smith's to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisition; (ii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iii) the adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(2) The following QFC summary unaudited pro forma condensed combined statement of operations for the 36 weeks ended September 6, 1997 is based on historical financial statements of QFC, Hughes and KUI, and has been prepared to illustrate the effects of the QFC's Acquisition of Hughes and KUI (the "Hughes/KUI Acquisitions") and other related transactions described below and the assumed financing therefor.

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                                 (IN THOUSANDS)

     Such summary unaudited pro forma condensed combined statement of operations gives effect to each of the following transactions as if such transactions had been completed as of December 29, 1996: (i) the Hughes acquisition and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to nongrocery operations, prior to the KUI acquisition; (iii) the KUI acquisition and certain related transactions; (iv) the application of the net proceeds from the sale of 5,175,000 shares of QFC Common Stock in a public offering (the "QFC Common Stock Offering") and the sale of $150 million aggregate principal amount of 8.70% Senior Subordinated Notes, due 2007 (the "QFC Notes" and together with the QFC Common Stock Offering, the "QFC Offerings") and borrowings under QFC's credit facility; and (v) QFC's proposed divestiture of five recently acquired KUI stores.

     Certain reclassifications have been made to QFC, Hughes and KUI historical information to conform with the Fred Meyer presentation.

     The Hughes/KUI Acquisitions were accounted for as purchases by QFC. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the summary unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

                                                         HUGHES          KUI                      PRO FORMA
                                                      PERIOD FROM    PERIOD FROM                  ADJUSTMENTS
                                           QFC        DECEMBER 29,   DECEMBER 29,                    FOR
                                         36 WEEKS         1996           1996                     HUGHES/KUI
                                          ENDED         THROUGH        THROUGH                    ACQUISITIONS
                                       SEPTEMBER 6,    MARCH 18,     FEBRUARY 14,       KUI        AND QFC        QFC
                                           1997           1997           1997        PRO FORMA    OFFERINGS    PRO FORMA
                                        HISTORICAL     HISTORICAL     HISTORICAL    ADJUSTMENTS    COMBINED     COMBINED
                                       ------------   ------------   ------------   -----------   ----------   ----------
Net sales............................   $1,225,261      $211,425       $ 46,793       $(1,492)     $(13,986)   $1,468,001
Cost of goods sold...................      854,100       146,955         33,480          (907)      (10,822)    1,022,806
                                       ------------   ----------       --------      --------     ----------   ----------
  Gross margin.......................      371,161        64,470         13,313          (585)       (3,164)      445,195
Operating and administrative
  expenses...........................      282,388        54,932         10,301          (648)       (2,837)      344,136
Depreciation and amortization
  expense............................       28,039         3,847            337           (43)        1,754        33,934
                                       ------------   ----------       --------      --------     ----------   ----------
  Income from operations.............       60,734         5,691          2,675           106        (2,081)       67,125
Interest expense.....................       16,755           538            204                       4,136        21,633
Amortization of deferred financing
  costs..............................          430                                                                    430
                                       ------------   ----------       --------      --------     ----------   ----------
  Income before income taxes and
    extraordinary charge.............       43,549         5,153          2,471           106        (6,217)       45,062
Provision for income taxes...........       17,220         2,437            860            36        (1,806)       18,747
                                       ------------   ----------       --------      --------     ----------   ----------
  Income before extraordinary
    charge...........................   $   26,329      $  2,716       $  1,611       $    70      $ (4,411)   $   26,315
                                       ============== =============  =============  ============  ============ ==========

     The summary unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the elimination of sales and certain expenses attributable to certain assets and liabilities of KUI, primarily related to non-grocery operations which were spun off by KUI prior to its acquisition by QFC; (ii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for KUI and Hughes to the assets acquired, including an increase in property, plant, and equipment, leasehold interest and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisitions; (iii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iv) the adjustment to the provision for income taxes based upon a tax rate of 38% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(3) Certain reclassifications were made to Ralphs/Food 4 Less historical information to conform with the Fred Meyer presentation.

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                                 (IN THOUSANDS)

(4) To eliminate management fees paid by Ralphs/Food 4 Less which will no longer be paid subsequent to the Mergers.

(5) To increase depreciation and amortization expense for revaluation of property and equipment in the amount of $6.8 million and $9.1 million and increase amortization of goodwill in the amount of $20.3 million and $27.0 million as a result of the Ralphs/Food 4 Less Merger for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997, respectively. The adjustment to depreciation and amortization expense assumes an average useful life of acquired property and equipment of 11 years and the adjustment to goodwill amortization assumes an amortization period for acquired goodwill of 40 years.

(6) In connection with the Mergers, Fred Meyer intends to refinance and consolidate approximately $4.5 billion of existing indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less in the Refinancings. See "Uses of Proceeds" above. The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt:

                                                              40 WEEKS           52 WEEKS
                                                               ENDED               ENDED
                                                          NOVEMBER 8, 1997   FEBRUARY 1, 1997
                                                          ----------------   ----------------
        Historical interest expense
          Fred Meyer -- historical pro forma............     $   98,089         $  129,984
          QFC -- historical pro forma...................         21,633             33,350
          Ralphs/Food 4 Less -- historical..............        187,122            273,550
                                                              ---------          ---------
                                                                306,844            436,884
        Less: amount in historical pro forma statements
          of operations for refinanced debt.............       (266,818)          (382,174)
        Add: amounts for New Senior Credit Facilities
          and Notes.....................................        254,219            358,572
                                                              ---------          ---------
        Pro forma interest expense......................     $  294,245         $  413,282
                                                              =========          =========

     The pro forma adjustment to interest expense assumes a weighted average interest rate of 7.1% per annum under the New Senior Credit Facilities and the Notes. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $4.7 million and $6.4 million for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997, respectively.

(7) To adjust for the change in amortization of deferred financing costs as a result of the Refinancings.

(8) The pro forma adjustment to the provision for income taxes is based upon a tax rate of 39% applied to the pro forma income before income taxes adjusted for amortization of goodwill.

(9) EBITDA represents income before interest expense, income taxes, depreciation and amortization and LIFO provision of $7,882 and $5,134 for the 40 weeks ended November 8, 1997 and the 52 weeks ended February 1, 1997, respectively. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by the Company may not be comparable to calculations as presented by other companies, even in the same industry.

(10) EBITDA margin represents EBITDA as a percentage of net sales.

(11) For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income before income taxes and (b) fixed charges. "Fixed charges" represents (a) consolidated interest charges, (b) the

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                                 (IN THOUSANDS)

amortization of debt discount and expense and premium on indebtedness and (c) the portion of rental expense which the Company considers representative of an interest factor.

(12) For purposes of these computations, interest expense is exclusive of amortization of deferred financing costs.

(13) The following Fred Meyer summary unaudited pro forma condensed combined statement of operations for the 52 weeks ended February 1, 1997 is based on historical financial statements of Fred Meyer, Smith's and Smitty's Supermarkets, Inc., a subsidiary of Smith's, and have been prepared to illustrate the effects of the Smith's Acquisition and the Smith's acquisition of Smitty's (the "Smitty's Acquisition"), and other related transactions described below and the assumed financing therefor. Such summary unaudited pro forma condensed combined statement of operations gives effect to the Smith's Acquisition and the Smitty's Acquisition as if such transactions occurred as of February 3, 1996. Such pro forma information includes: (i) the historical results of operations of Fred Meyer for the 52 weeks ended February 1, 1997 and
(ii) the historical results of operations of Smith's for the 52 weeks ended December 28, 1996, as adjusted (x) to eliminate the effect of Smith's California Disposition (as described below), (y) to reflect the results of operations of Smitty's from January 15, 1996 through May 22, 1996 and (z) to eliminate certain non-recurring expenses incurred in connection with the Smitty's Acquisition.

     In December 1995, Smith's decided to sell, lease or close all 34 stores and the distribution center comprising its California region. During 1996, Smith's sold or leased 23 of its California stores and related equipment and six non-operating properties to various supermarket companies and others and closed the remaining eleven California stores, and also adopted a strategy to accelerate the disposition of its remaining real estate in California (the "California Disposition"), including non-operating stores and excess land. Accordingly, Smith's recorded restructuring charges of $201.6 million relating to the difference between the anticipated cash proceeds from the accelerated dispositions and the existing book values and other charges resulting from its decision to close the California region. The adjustments to Smith's historical results of operations for the California Disposition differ from a complete statement of operations because certain corporate allocations such as benefits of corporate buying, distribution and manufacturing operations and corporate overhead are included, but certain other corporate services and interest expense are not included.

     The Smith's Acquisition was accounted for as a purchase of Smith's by Fred Meyer and the Smitty's Acquisition was accounted for as a purchase of Smitty's by Smith's. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments for the Smith's Acquisition included in the summary unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                                 (IN THOUSANDS)

     The following summary unaudited pro forma condensed combined statement of operations does not reflect an extraordinary charge of approximately $91 million (net of taxes) relating to refinancing certain debt.


                             FRED MEYER    SMITH'S     SMITTY'S    ADJUSTMENTS
                              52 WEEKS     52 WEEKS    18 WEEKS        FOR
                               ENDED        ENDED       ENDED       CALIFORNIA                      FRED
                             FEBRUARY 1,  DECEMBER 28,  MAY 22,     DISPOSITION                     MEYER
                                1997         1996        1996      AND SMITTY'S     PRO FORMA     PRO FORMA
                             HISTORICAL   HISTORICAL   HISTORICAL  ACQUISITION     ADJUSTMENTS    COMBINED
                             ----------   ----------   --------   --------------   -----------   ----------
Net sales..................  $3,724,839   $2,889,988   $200,770     $  (73,074)                  $6,742,523
Cost of goods sold.........   2,612,325    2,237,789    144,392        (65,910)                   4,928,596
                             ----------   ----------   --------       --------       --------    ----------
  Gross margin.............   1,112,514      652,199     56,378         (7,164)                   1,813,927
Operating and
  administrative
  expenses.................     861,800      449,247     45,684        (62,290)     $    (500)    1,293,941
Depreciation and
  amortization expense.....     116,854       93,951      5,309           (954)        17,185       232,345
Restructuring charges......                  201,622                  (201,622)
                             ----------   ----------   --------       --------       --------    ----------
  Income (loss) from
     operations............     133,860      (92,621)     5,385        257,702        (16,685)      287,641
Interest expense...........      39,432      104,602      6,046         28,384        (48,480)      129,984
Amortization of deferred
  financing costs..........                    5,406        344          3,466         (7,552)        1,664
                             ----------   ----------   --------       --------       --------    ----------
  Income (loss) before
     income taxes and
     extraordinary
     charge................      94,428     (202,629)    (1,005)       225,852         39,347       155,993
Provision (benefit) for
  income taxes.............      35,883      (80,245)                   90,111         28,763        74,512
                             ----------   ----------   --------       --------       --------    ----------
  Income (loss) before
     extraordinary
     charge................  $   58,545   $ (122,384)  $ (1,005)    $  135,741      $  10,584    $   81,481
                             ==========   ==========   ========       ========       ========    ==========

     The summary unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) elimination of the 1996 operating results and restructuring charges for Smith's closed California region recorded in connection with the California Disposition; (ii) the elimination of nonrecurring expenses totaling $28.1 million recorded in operating and administrative expenses by Smith's as a result of the Smitty's Acquisition; (iii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for Smith's and Smitty's to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the Smith's Acquisition and the Smitty's Acquisition; (iv) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (v) the pro forma adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

(14) The following QFC summary unaudited pro forma condensed combined statement of operations for the fiscal year ended December 28, 1996 is based on historical financial statements of QFC, Hughes and KUI and have been prepared to illustrate the effects of the Hughes/KUI Acquisitions and other related transactions described below and the assumed financing therefor.

     Such summary unaudited pro forma condensed combined statement of operations gives effect to each of the following transactions as if such transactions had been completed as of December 31, 1995: (i) the acquisition of Hughes and certain related transactions; (ii) KUI's spin off of certain assets and liabilities, primarily related to non-grocery operations, prior to its acquisition by QFC; (iii) the acquisition of KUI and

            NOTES TO SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENTS OF OPERATIONS (CONTINUED)
                                 (IN THOUSANDS)

certain related transactions; (iv) the application of the net proceeds from the QFC Offerings and borrowings under the QFC credit facility to finance the acquisition of Hughes and to refinance bank debt of QFC which was outstanding at the time of the closing of the acquisition of Hughes (including indebtedness which was incurred in connection with the acquisition of KUI); and (v) QFC's proposed divestiture of five recently acquired KUI stores.

     Certain reclassifications were made to QFC, Hughes and KUI historical information to conform with the Fred Meyer presentation.

     The Hughes/KUI Acquisitions were accounted for as purchases by QFC. Under purchase accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The pro forma adjustments included in the summary unaudited pro forma condensed combined statement of operations represent a preliminary determination of these adjustments based upon available information.

                                                                                       PRO FORMA
                                                                                       ADJUSTMENTS
                                                                                          FOR
                                                              KUI                      HUGHES/KUI
                            QFC FISCAL    HUGHES FISCAL   FISCAL YEAR                  ACQUISITIONS
                            YEAR ENDED     YEAR ENDED        ENDED                      AND THE
                           DECEMBER 28,     MARCH 2,      DECEMBER 28,       KUI          QFC          QFC
                               1996           1997            1996        PRO FORMA    OFFERINGS    PRO FORMA
                            HISTORICAL     HISTORICAL      HISTORICAL    ADJUSTMENTS    COMBINED     COMBINED
                           ------------   -------------   ------------   -----------   ----------   ----------
Net sales................    $805,281      $ 1,001,042      $348,915      $ (12,864)    $(42,618)   $2,099,756
Cost of goods sold.......     560,511          703,838       258,720        (11,236)     (33,113)    1,478,720
                             --------       ----------      --------       --------     --------    ----------
  Gross margin...........     244,770          297,204        90,195         (1,628)      (9,505)      621,036
Operating and
  administrative
  expenses...............     176,296          257,416        84,494         (2,288)     (11,368)      504,550
Depreciation and
  amortization expense...      19,477           17,748         2,739           (200)       7,425        47,189
                             --------       ----------      --------       --------     --------    ----------
  Income from
     operations..........      48,997           22,040         2,962            860       (5,562)       69,297
Interest expense.........       9,238            3,160         1,682                      19,270        33,350
Amortization of deferred
  financing costs........         185                                                                      185
                             --------       ----------      --------       --------     --------    ----------
  Income before income
     taxes and
     extraordinary
     charge..............      39,574           18,880         1,280            860      (24,832)       35,762
Provision (benefit) for
  income taxes...........      14,156            8,917           442            292       (7,590)       16,217
                             --------       ----------      --------       --------     --------    ----------
  Income (loss) before
     extraordinary
     charge..............    $ 25,418      $     9,963      $    838      $     568     $(17,242)   $   19,545
                             ========       ==========      ========       ========     ========    ==========

     The summary unaudited pro forma condensed combined statement of operations gives effect to the following significant pro forma adjustments: (i) the elimination of certain assets and liabilities of KUI, primarily related to non-grocery operations, and the elimination of sales and certain expenses attributable to those assets and liabilities, which were spun off by KUI prior to its acquisition by QFC; (ii) the adjustment for additional depreciation and amortization expense resulting from the allocations of the purchase prices for KUI and Hughes to the assets acquired, including an increase in property, plant, and equipment, leasehold interest, and identifiable intangible assets to their estimated fair market values and the recording of goodwill associated with the acquisitions; (iii) the adjustment to interest expense associated with the transaction financing and the corresponding adjustments to the amortization of related financing fees; and (iv) the pro forma adjustment to the provision for income taxes based upon a tax rate of 39% applied to the pro forma operating income before income taxes adjusted for amortization of goodwill.

              SUMMARY SELECTED HISTORICAL FINANCIAL AND OTHER DATA

FRED MEYER

     The following selected summary historical financial data of Fred Meyer for each of the five fiscal years in the period ended February 1, 1997 have been derived from Fred Meyer's historical consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial data of Fred Meyer for the 40 weeks ended November 9, 1996 and November 8, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of Fred Meyer and include all adjustments consisting of normal recurring items considered necessary by Fred Meyer management for a fair presentation of the results for the entire fiscal year. The results of the interim periods are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with Fred Meyer's historical consolidated financial statements, including the respective notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included or incorporated by reference herein. Fred Meyer acquired Smith's on September 9, 1997 in a business combination accounted for as a purchase. Additionally, Smith's acquired Smitty's on May 23, 1996 in a business combination accounted for as a purchase. Accordingly, the following Fred Meyer selected historical financial and other data do not include the results of operations of Smith's or Smitty's prior to their acquisitions. See "Summary Unaudited Pro Forma Condensed Combined Financial Statements", and related notes.

                                 52 WEEKS      52 WEEKS      52 WEEKS      53 WEEKS      52 WEEKS        40 WEEKS      40 WEEKS
                                   ENDED         ENDED         ENDED         ENDED         ENDED           ENDED         ENDED
                                JANUARY 30,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,     NOVEMBER 9,   NOVEMBER 8,
                                   1993          1994          1995          1996          1997            1996         1997(1)
                                -----------   -----------   -----------   -----------   -----------     -----------   -----------
                                                                     (DOLLARS IN THOUSANDS)                    (unaudited)
OPERATING DATA
Net sales(2)..................  $2,849,521    $2,973,825    $3,122,635    $3,422,718    $3,724,839      $2,729,084    $3,611,323
Cost of goods sold............   1,996,700     2,088,568     2,261,315     2,449,204     2,619,312       1,927,199     2,534,718
                                ----------    ----------    ----------    ----------    ----------      ----------    ----------
Gross margin(3)...............     852,821       885,257       861,320       973,514     1,105,527         801,885     1,076,605
Operating, selling and
  administrative
  expenses(2).................     738,581       747,151       807,924       885,087       971,667         721,426       945,319
Writedown of California
  assets......................                                  15,978
                                ----------    ----------    ----------    ----------    ----------      ----------    ----------
Operating income(3)...........     114,240       138,106        37,418        88,427       133,860          80,459       131,286
Interest Expense..............      18,070        17,604        25,857        39,578        39,432          30,606        46,440
Provision for income
  taxes(4)....................      35,583        49,598         4,393        18,563        35,883          18,944        34,190
                                ----------    ----------    ----------    ----------    ----------      ----------    ----------
Income before accounting
  change and extraordinary
  charge(3,4).................      60,587        70,904         7,168        30,286        58,545          30,909        50,656
Accounting change(5)..........                    (2,588)
Extraordinary charge(6).......                                                                                           (91,210)
                                ----------    ----------    ----------    ----------    ----------      ----------    ----------
Net income (loss)(3,4,5)......  $   60,587    $   68,316    $    7,168    $   30,286    $   58,545      $   30,909    $  (40,554)
                                ==========    ==========    ==========    ==========    ==========      ==========    ==========
BALANCE SHEET DATA
  (end of period)
Working capital...............  $  173,975    $  192,737    $  249,514    $  283,082    $  233,202      $  249,674    $  395,848
Total assets..................   1,081,627     1,326,076     1,562,672     1,671,592     1,693,414       1,760,738     4,573,261
Stockholders' equity..........     450,128       527,686       538,620       571,234       567,298         531,851     1,285,025

OTHER DATA
EBITDA (as defined)(7)........  $  185,673    $  205,673    $  148,979    $  194,876    $  249,548      $  174,360    $  254,671
EBITDA margin(7,8)............        6.52%         6.92%         4.77%         5.69%         6.70%           6.39%         7.05%
Capital expenditures..........  $  144,628    $  253,920    $  284,193    $  236,052    $  146,917      $  124,185    $  208,185
Retail store square footage
  (in thousands)..............                                                                                            26,882
Number of stores at end of
  period......................                                                                                               431

---------------

(1) Includes balance sheet data of Smith's as of November 8, 1997 and results of operations of Smith's from September 9, 1997 to November 8, 1997. The balance sheet data and results of operations of Smith's as of and for such dates include the balance sheet data and results of operations of Smitty's as of and for such dates.

(2) For fiscal years 1992 through 1996, the amounts shown reflect the reclassification of employee discounts to make the reporting consistent with the reporting for the 1996 and 1997 interim periods.

(3) For the 52 weeks ended January 29, 1994, includes a nonrecurring LIFO credit of $6,178.

(4) For the 52 weeks ended January 29, 1994, includes $3,588 from the resolution of an Internal Revenue Service audit, ($2,286) related to the LIFO credit and a 38% tax rate.

(5) For the 52 weeks ended January 29, 1994, effect of adopting Statement of Financial Accounting Standards No. 109 relating to income taxes.

(6) Represents a charge for early extinguishment of debt covering premiums paid and write-off of financing costs related to debt refinanced in the Smith's Acquisition.

(7) EBITDA, as presented by Fred Meyer, represents income (loss) before interest expense, income taxes, depreciation and amortization expense and LIFO provision/(credit) of $5,160 and $4,220 for the 40 week periods ended November 8, 1997 and November 9, 1996, respectively, and ($1,166), ($936), $3,201, $2,890, and $4,167 for the fiscal years ended February 1, 1997, February 3, 1996, January 28, 1995, January 29, 1994, and January 30, 1993, respectively. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by Fred Meyer may not be comparable to calculations as presented by other companies, even in the same industry.

(8) EBITDA margin represents EBITDA as a percentage of net sales.

QFC

     The following selected historical financial data of QFC for each of the five fiscal years in the period ended December 28, 1996 have been derived from QFC's historical consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The selected historical financial data of QFC for the 36 weeks ended September 7, 1996 and September 6, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of QFC and include all adjustments consisting of normal recurring items considered necessary by QFC management for a fair presentation of the results for the entire fiscal year. The results of the interim period are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with QFC's historical consolidated financial statements, including the respective notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference herein. QFC acquired Hughes on March 19, 1997 and KUI on February 14, 1997 in business combinations accounted for as purchases. Accordingly, the following QFC selected historical financial and other data do not include the results of operations of Hughes or KUI prior to such acquisitions. See "Summary Unaudited Pro Forma Condensed Combined Financial Statements," and related notes included and incorporated by reference herein.

                           52 WEEKS       52 WEEKS       52 WEEKS       52 WEEKS       52 WEEKS         36 WEEKS       36 WEEKS
                            ENDED          ENDED          ENDED          ENDED          ENDED            ENDED          ENDED
                         DECEMBER 26,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   DECEMBER 28,     SEPTEMBER 7,   SEPTEMBER 6,
                             1992           1993           1994         1995(1)          1996             1996         1997(2)
                         ------------   ------------   ------------   ------------   ------------     ------------   ------------
                                                  (DOLLARS IN THOUSANDS)                                      (unaudited)
OPERATING DATA
Net sales..............    $460,107       $518,260       $575,879       $729,856       $805,281         $547,166      $1,225,261
Cost of goods
  sold(3)..............     343,118        386,895        430,711        550,434        603,947          410,549         926,462
                           --------       --------       --------       --------       --------         --------      ----------
Gross margin...........     116,989        131,365        145,168        179,422        201,334          136,617         298,799
Operating, selling and
  administrative
  expenses.............      80,144         92,468        105,956        136,645        152,337          103,850         238,065
                           --------       --------       --------       --------       --------         --------      ----------
Operating income.......      36,845         38,897         39,212         42,777         48,997           32,767          60,734
Interest Expense.......        (864)          (880)          (933)         9,138          9,423            6,600          17,185
Other charge...........                                                    1,400(1)
Provision for income
  taxes................      12,633         13,783         13,768         12,023         14,156            9,372          17,220
                           --------       --------       --------       --------       --------         --------      ----------
Net income.............    $ 25,076       $ 25,994       $ 26,377       $ 20,216       $ 25,418         $ 16,795      $   26,329
                           ========       ========       ========       ========       ========         ========      ==========
BALANCE SHEET DATA
  (END OF PERIOD)
Working capital
  (deficit)............    $ 18,722       $ 14,329       $ 23,776       $  5,303       $  3,457         $(16,903)     $   64,315
Total assets...........     151,671        181,912        208,611        284,000        304,017          293,610       1,025,264
Shareholders' equity...     108,345        133,620        158,178         45,368         76,798           64,407         334,800
OTHER DATA
EBITDA (as
  defined)(4)..........    $ 44,466       $ 48,205       $ 50,817       $ 59,567       $ 69,150         $ 46,566      $   89,195
EBITDA margin(5).......         9.7%           9.3%           8.8%           8.2%           8.6%             8.5%            7.3%
Capital expenditures...    $ 26,800       $ 43,000       $ 28,200       $ 29,000       $ 32,600         $ 25,000      $   35,600
Retail store square
  footage (in
  thousands)...........                                                                                                    5,156
Number of stores at end
  of period............                                                                                                      147

---------------

(1) Fiscal year ended December 30, 1995 data include a one-time charge of $1.4 million, or $.09 per share, resulting from a recapitalization completed in March 1995.

(2) Includes balance sheet of KUI as of September 6, 1997 and results of operations of KUI from February 15, 1997 to September 6, 1997. Includes balance sheet data of Hughes as of September 6, 1997 and results of operations of Hughes for the period from March 20, 1997 to September 6, 1997.

(3) Cost of goods sold includes related occupancy expenses.

(4) EBITDA, as presented by QFC, is defined as net earnings before interest, income taxes, depreciation, amortization, LIFO inventory charges/(credit) of $308 and $210 for the 36 week periods ended September 6, 1997 and September 7, 1996, respectively, and $676, $620, $0, $25 and ($161) for the 52 week periods ended December 28, 1996, December 30, 1995, December 31, 1994, December 25, 1993, and December 26, 1992, respectively, and nonrecurring extraordinary items (charge of $1,400 for the 52 weeks ended December 30, 1995) and, if applicable, equity earnings (losses) from subsidiaries of which there are none for the periods presented. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by QFC may not be comparable to calculations as presented by other companies, even in the same industry.

(5) EBITDA margin represents EBITDA as a percentage of net sales.

RALPHS/FOOD 4 LESS

     The following selected historical financial data of Ralphs/Food 4 Less and its predecessor Food 4 Less Supermarkets, Inc. ("Food 4 Less Supermarkets") for each of the five fiscal years and the transition period in the period ended February 2, 1997 have been derived from Ralphs/Food 4 Less' and Food 4 Less Supermarkets' historical consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants. Certain prior period amounts in the financial data presented below have been reclassified to conform to the fiscal 1997 presentation. The selected historical financial data of Ralphs/Food 4 Less for the 36 weeks ended October 6, 1996 and October 12, 1997 (except for data regarding retail store square footage and number of stores at end of period) have been derived from the unaudited financial statements of Ralphs/Food 4 Less and include all adjustments consisting of normal recurring items considered necessary by Ralphs/Food 4 Less management for a fair presentation of the results for the entire fiscal year. The results of the interim periods are not necessarily indicative of results for the entire fiscal year. The data should be read in conjunction with Ralphs/Food 4 Less' historical consolidated financial statements, including the respective notes thereto, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations," included or incorporated by reference herein.

             52 WEEKS         52 WEEKS     52 WEEKS       31 WEEKS        52 WEEKS          53 WEEKS      36 WEEKS     36 WEEKS
              ENDED            ENDED        ENDED           ENDED           ENDED             ENDED        ENDED         ENDED
             JUNE 27,         JUNE 26,     JUNE 25,      JANUARY 29,     JANUARY 28,       FEBRUARY 2,   OCTOBER 6,   OCTOBER 12,
               1992             1993       1994(1)         1995(2)         1996(3)            1997          1996         1997
            ----------       ----------   ----------     -----------     -----------       -----------   ----------   -----------
                                                           (DOLLARS IN THOUSANDS)                              (unaudited)
OPERATING
  DATA
Sales.....  $2,913,493       $2,742,027   $2,585,160     $1,556,522      $4,335,109        $5,516,259    $3,695,594   $3,778,470
Cost of
  goods
sold(4)...   2,429,711        2,273,167    2,126,302      1,296,810       3,527,120         4,380,241     2,941,360    3,000,531
            ----------       ----------   ----------     ----------      ----------        ----------    ----------   ----------
Gross
margin(4)...   483,782          468,860      458,858        259,712         807,989         1,136,018       754,234      777,939
Operating,
  selling
  and
  administrative
  expenses..   439,126          425,064      386,104        223,856         765,749           981,381       651,212      640,329
Restructuring
  charge...                                                   5,134 (12)    123,083 (13)
            ----------       ----------   ----------     ----------      ----------        ----------    ----------   ----------
Operating
  income
  (loss)(4)...  44,656           43,796       72,754         30,722         (80,843)          154,637       103,022      137,610
Interest
Expense(5)...   70,211           73,614       77,017         48,361         202,651           284,217       192,700      191,528
Provision
  for
earthquake
 losses...                                     4,504(11)
Provision
  for
  income
  taxes...       3,441            1,427        2,700                            500
            ----------       ----------   ----------     ----------      ----------        ----------    ----------   ----------
Loss
  before
  extraordinary
charges...     (28,996)         (31,245)     (11,467)       (17,639)       (283,994)         (129,580)      (89,678)     (53,918)
Extraordinary
  charge...     (4,818)(10)                                                 (38,424)(14)                                (47,983)(15)
            ----------       ----------   ----------     ----------      ----------        ----------    ----------   ----------
Net
loss(6)...  $  (33,814)      $  (31,245)  $  (11,467)    $  (17,639)     $ (322,418)       $ (129,580)   $  (89,678)  $ (101,901)
            ==========       ==========   ==========     ==========      ==========        ==========    ==========   ==========
BALANCE
  SHEET
  DATA
  (END OF
PERIOD)(7)
Working
  capital
deficit...  $  (66,254)      $  (19,222)  $  (54,882)    $  (74,776)     $ (150,475)       $ (182,641)   $ (240,294)  $ (150,068)
Total
 assets...     998,451          957,840      980,080      1,000,695       3,188,129         3,131,993     3,146,899    3,076,768
Stockholders'
  equity
  (deficit)...  50,771           22,633       10,024         (7,333)       (188,798)         (319,268)     (278,466)    (421,011)
OTHER DATA
EBITDA (as
defined)(8)..  101,723          103,794      130,573         76,853         245,146           354,646       233,516      257,738
EBITDA
margin(9)...       3.5%             3.8%         5.1%           4.9 %           5.7 %             6.4 %         6.3%         6.8 %
Capital
expenditures...$60,263       $   53,467   $   57,471     $   49,023      $  122,355        $  123,622    $   74,328   $  111,154
Retail
  store
  square
  footage
  (in
  thousands)...                                                                                                           15,697
Number of
  stores
  at end
  of
 period...                                                                                                                   406

---------------

 (1) Operating data for the 52 weeks ended June 25, 1994 include the results of 10 Food Barn stores, which were not material, from March 29, 1994, the date of the Food Barn acquisition.

 (2) Ralphs/Food 4 Less Supermarkets changed its fiscal year end from the 52 or 53-week period which ends on the last Saturday in June to the 52 or 53-week period which ends on the Sunday closest to January 31, resulting in a 31-week transition period.

 (3) Operating data for the 52 weeks ended January 28, 1996 reflects the acquisition of Ralphs Supermarkets, Inc. on June 14, 1995.

 (4) Cost of goods sold has been principally determined using the last-in, first-out ("LIFO") method of valuing inventory. If cost of sales had been determined using the first-in, first-out ("FIFO") method, gross profit and operating income would have been greater by $3.6 million, $4.4 million, $0.7 million, $2.7 million, $2.2 million, $5.6 million, $2.5 million (unaudited) and $1.7 million (unaudited) for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 53 weeks ended February 2, 1997 and the 36 weeks ended October 6, 1996 and October 12, 1997, respectively.

 (5) Interest expense includes non-cash charges related to the amortization of deferred financing costs.

 (6) Net loss includes a pre-tax provision for self-insurance, which is classified in cost of sales, selling, general and administrative expenses, and interest expense of $51.1 million, $43.9 million, $25.7 million, $9.8 million, $32.6 million, $29.2 million, $31.4 million and $24.9 million for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, the 31 weeks ended January 29, 1995, the 52 weeks ended January 28, 1996, the 53 weeks ended February 2, 1997 and the 36 weeks ended October 6, 1996 and October 12, 1997, respectively. Included in the 52 weeks ended June 25, 1994, the 31 weeks ended January 29, 1995 and the 52 weeks ended January 28, 1996 are reduced employer contributions of $8.1 million, $14.3 million and $26.1 million, respectively, related to union pension and health and welfare benefit plans. Included in the 53 weeks ended February 2, 1997, the 36 weeks ended October 6, 1996 and the 36 weeks ended October 12, 1997 are reduced employer contributions of $17.8 million, $11.5 million and $11.8 million, respectively, related to union pension and health and welfare benefit plans. The multi-employer union health and welfare plans to which Ralphs/Food 4 Less contributes are overfunded, and those employers who contributed to the plans received a pro rata share of excess reserves in the plans through reduction of current contributions.

 (7) Balance sheet data as of June 25, 1997 relate to Ralphs/Food 4 Less and reflect the acquisition of 10 Food Barn stores. Balance sheet data as of January 28, 1996 relate to Ralphs/Food 4 Less and reflect the acquisition of Ralphs Supermarkets, Inc. and the financings associated therewith.

 (8) EBITDA, as presented by Ralphs/Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses, provision for restructuring, a one-time charge in the 1995 transition period for Teamsters Union sick pay benefits, $75.0 million of one-time costs incurred in connection with the acquisition of Ralphs Supermarkets, Inc. in fiscal year 1995 and $13.5 million of one-time costs incurred in connection with the acquisition of a distribution center located in Riverside, California and nine former Smith's stores in fiscal year 1996. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt. EBITDA as calculated by Ralphs/Food 4 Less may not be comparable to calculations as presented by other companies, even in the same industry.

 (9) EBITDA margin represents EBITDA as a percentage of net sales. Ralphs/Food 4 Less believes that EBITDA margin, which highlights changes in EBITDA performance unrelated to fluctuations in sales, is useful to investors as an indication of changes in operating efficiency.

(10) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Ralphs/Food 4 Less' bank term loan, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

(11) On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of Ralphs/Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory or damage to the affected stores. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. Ralphs/Food 4 Less is insured, subject to deductibles, against earthquake losses (including business interruption). The pre-tax charge to earnings, net of insurance recoveries, was approximately $4.5 million.

(12) Ralphs/Food 4 Less converted 11 of its conventional supermarkets to warehouse stores. During the 31 weeks ended January 29, 1995, Ralphs/Food 4 Less recorded a non-cash restructuring charge for the write-off of property and equipment at the 11 stores of $5.1 million.

(13) Ralphs/Food 4 Less recorded a $75.2 million restructuring charge associated with the closing of 58 stores and one warehouse facility in the 52 weeks ended January 28, 1996. Pursuant to the settlement agreement with the State of California, 27 Ralphs/Food 4 Less stores were required to be divested and an additional 34 under-performing stores were closed. Ralphs/Food 4 Less also recorded a $47.9 million restructuring charge associated with the closing of 9 stores and one warehouse facility in the 52 weeks ended January 28, 1996, in conjunction with an agreement with Smith's to lease a distribution center located in Riverside, California and nine former Smith's stores.

(14) Represents an extraordinary charge of $38.4 million relating to the refinancing of Ralphs/Food 4 Less' old credit facility, 10.45% Senior Notes due 2000, 13.75% Senior Subordinated Notes due 2001 and 15.25% Senior Discount Notes due 2004 in connection with the acquisition of Ralphs Supermarkets, Inc. and the write off of their related debt issuance costs.

(15) Represents an extraordinary charge of $48.0 million relating to the write off of debt issuance costs associated with the refinancing of the Ralphs/Food 4 Less' credit facility and the write off of debt issuance costs and premium paid relating to the redemption of certain of the Ralphs/Food 4 Less' outstanding public debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Upon completion of the Mergers, the Company will be one of the largest domestic food retailers, operating more than 800 supermarkets and multi-department stores, many of which are located in the fastest growing markets in the United States. The Company will operate under multiple formats which include multi-department stores and premium, food and drug combination, conventional and price-impact supermarkets. In the Pacific Northwest, Southwest and Intermountain states, the Company will operate multi-department stores principally under the Fred Meyer banner and food and drug combination stores principally under the Smith's Food & Drug Centers banner; in Southern California, the Company will operate conventional supermarkets under the Ralphs banner and price-impact warehouse supermarkets under the Food 4 Less banner; and in the Seattle/Puget Sound Region, the Company will also operate premium supermarkets principally under the QFC banner.

RESULTS OF OPERATIONS

     Set forth below are selected portions from the Management's Discussion and Analysis of Financial Condition and Results of Operations for the most recent interim periods of Fred Meyer, QFC and Ralphs/ Food 4 Less. The full version of each discussion has been incorporated by reference into the accompanying Prospectus and the excerpts set forth below are qualified in their entirety by reference to the discussions set forth in such incorporated documents. See "Available Information." Although the Company will continue to operate the QFC and Ralphs/Food 4 Less stores under separate banners following the Mergers, the Company will report its results of operations for all future periods only on a consolidated basis (including the results of operations of QFC and Ralphs/Food 4
Less). Due to its increased size, new store formats and increased levels of indebtedness, the Company believes that its future operating results will not be directly comparable to the historical operating results of Fred Meyer, QFC or Ralphs/Food 4 Less.

  Fred Meyer

     On September 9, 1997, Fred Meyer acquired Smith's. The following table sets forth the selected operating results of Fred Meyer for the 40 weeks ended November 9, 1996 and November 8, 1997, respectively. Accordingly, results from Smith's are included only for the period September 9, 1997 through November 8, 1997. As a result, the periods are not directly comparable.

                                                                      40 WEEKS ENDED
                                                     -------------------------------------------------
                                                        NOVEMBER 9, 1996           NOVEMBER 8, 1997
                                                     ----------------------     ----------------------
                                                           (DOLLARS IN MILLIONS; % OF NET SALES)
Net Sales..........................................  $ 2,729        100.0%      $ 3,611        100.0%
Cost of Goods Sold.................................    1,927         70.6         2,534         70.2
Gross Profit.......................................      802         29.4         1,077         29.8
Operating, Selling and Administrative..............      722         26.4           946         26.2
Operating Income...................................       80          3.0           131          3.6

     Net sales for the first 40 weeks of 1997 increased $882 million or 32.3 percent to $3.6 billion. This increase includes $513 million in sales for Smith's. Without Smith's, sales increased 13.5 percent. This increase is due to openings of new stores, strong food and nonfood sales, and the acquisition of mall jewelry stores. Comparable store sales, without Smith's, increased 7.2 percent, with food comparable sales increasing 6.2 percent and nonfood comparable store sales increasing 8.9 percent. The Company's food operations accounted for 65.1 percent of the overall sales for the first 40 weeks of 1997, compared with 60.2 percent for the first 40 weeks of 1996.

     Gross margin as a percent of net sales was 29.8 percent for the first 40 weeks of 1997 compared with 29.4 percent for 1996. Gross margins increased in the first 40 weeks of 1997 due to the impact on margins of the multi-store jewelry acquisitions and lower markdowns.

     Operating and administrative expenses as a percent of net sales were 26.2 percent for the first 40 weeks of 1997 compared with 26.4 percent for the 40 weeks of 1996. Expenses as a percent of net sales decreased in 1997's first 40 weeks primarily due to the impact of the acquisition of Smith's on expenses.

  QFC

     During the 36 weeks ended September 6, 1997, QFC acquired 56 stores operating under the Hughes Family Markets banner and 25 stores from KUI. Because of the magnitude of the acquisitions, QFC's operations are not comparable to QFC's or Hughes' historical operations.

                                                                      36 WEEKS ENDED
                                                      -----------------------------------------------
                                                       SEPTEMBER 7, 1996         SEPTEMBER 6, 1997
                                                      --------------------     ----------------------
                                                           (DOLLARS IN MILLIONS; % OF NET SALES)
Sales...............................................  $  547       100.0%      $  1,225       100.0%
Cost of Sales and Related Occupancy Expenses........     410        75.0            926        75.6
Gross Profit........................................     137        25.0            299        24.4
Marketing, General and Administrative Expenses......     104        19.0            238        19.4
Operating Income....................................      33         6.0             61         5.0

     Sales for the 36 weeks ended September 6, 1997 increased approximately $678 million, or 123.9%, compared with the same period in 1996. The increase for the 36 weeks reflects the inclusion of the KUI stores for 29 weeks and the Hughes stores for approximately 25 weeks.

     Sales increases for the 36 weeks ended September 6, 1997 were offset in part by lower sales in certain existing stores due to the opening and remodeling of competitors' stores located near QFC stores. In addition, sales growth has been impacted by new and acquired stores, which have lower sales volumes, becoming a more significant part of QFC's sales, the maturing of older stores to a level where substantial sales growth is more difficult, and QFC's strategy of opening and acquiring stores in certain locations that enhance QFC's competitive position and protect its market share but reduce sales in nearby existing stores. Additionally, the supermarket industry continues to be highly competitive. Comparable store sales for the period increased 2.4%.

     Cost of sales and related occupancy expenses increased by 0.6% to 75.6% of sales for the 36 weeks ended September 6, 1997, compared to 75.0% of sales for the 36 weeks ended September 7, 1996. The increase was due to lower margins in the stores acquired in the first quarter of 1997 offset, in part, by improved buying and merchandising, a greater mix of sales in higher margin service departments in the QFC stores and lower occupancy expenses as a percentage of sales.

     Marketing, general and administrative expenses increased to 19.4% of sales from 19.0% of sales. This increase was attributable to contractual rate increases from union contracts effective in May 1997 and August 1997 and a 10.0% increase in the union benefit contributions rate effective in July 1996 as well as additional expenses associated with the initial integration and a higher operating expense ratio of the acquired stores, as well as an increase in acquisition related amortization of $4.0 million.

     As a result of increased cost of sales and related occupancy expenses and marketing, general and administrative expenses, operating margins declined to 5.0% for the 36 weeks ended September 6, 1997, compared to 6.0% for the comparable period in 1996.

  Ralphs/Food 4 Less

                                                                     36 WEEKS ENDED
                                                    -------------------------------------------------
                                                       OCTOBER 6, 1996            OCTOBER 12, 1997
                                                    ----------------------     ----------------------
                                                    (DOLLARS IN MILLIONS; % OF NET SALES)
Sales.............................................  $  3,696       100.0%      $  3,779       100.0%
Cost of Sales.....................................     2,941        79.6          3,001        79.4
Gross Profit......................................       754        20.4            778        20.6
Selling, General and Administrative Expenses......       627        17.0            616        16.3
Amortization of Goodwill..........................        24         0.6             24         0.6
Operating Income..................................       103         2.8            138         3.7

     Sales for the 36 weeks ended October 12, 1997 increased $83 million to $3.8 billion from $3.7 billion in the 36 weeks ended October 6, 1996. The increase in sales was primarily attributable to a 2.2 percent increase in comparable store sales for the 36-week period ended October 12, 1997 and the continued success of new store openings, partially offset by store closings and the recent deflationary environment. Since the beginning of fiscal 1996, 32 stores have been opened and 35 stores have been closed and a total of 58 stores have been remodeled. The third quarter of fiscal 1997 represents the sixth consecutive quarter that Ralphs/Food 4 Less has achieved positive comparable store sales. The increases in comparable store sales reflect consumers' favorable response to Ralphs/Food 4 Less' "First in Southern California" marketing program, which focuses on Ralphs/Food 4 Less' lower price program in conjunction with its premier offering of quality, selection and customer service, as well as its continuing remodeling program.

     During the third quarter, Ralphs/Food 4 Less completed the development of the first phase of its "Ralphs Club Card" program and launched the marketing program shortly after the quarter ended. The "Ralphs Club Card" program is a frequent shopper program designed to increase customer shopping frequency and transaction size and to provide valuable information about consumer shopping habits. Ralphs/Food 4 Less estimates that it will incur one-time costs of approximately $10 million to develop and launch the program, $2 million of which was incurred in the third quarter.

     Gross profit increased as a percentage of sales from 20.4 percent in the 36 weeks ended October 6, 1996 to 20.6 percent in the 36 weeks ended October 12, 1997. The increase in gross profit margin in the 36 weeks ended October 12, 1997 reflects a reduction in warehousing and distribution costs as a result of the consolidation of Ralphs/Food 4 Less' distribution operations, as well as a reduction in the cost of goods sold as the benefits of product procurement programs instituted by Ralphs/Food 4 Less are realized, partially offset by the factors discussed above.

     Selling, general and administrative expenses ("SG&A") were $627 million and $616 million for the 36 weeks ended October 6, 1996 and October 12, 1997, respectively. SG&A decreased as a percentage of sales from 17.0 percent to 16.3 percent for the 36 weeks ended October 6, 1996 and October 12, 1997, respectively. The reduction in SG&A as a percentage of sales reflects the continued results of tighter expense and labor controls at the store level and continued administrative cost reductions, partially offset by start-up costs associated with the launch of the "Ralphs Club Card" program in Southern California. Additionally, the Company participates in multi-employer health and welfare plans for its store employees who are members of the United Food and Commercial Workers Union and recognized pension suspension credits of $12 million and $12 million in the 36 weeks ended October 6, 1996 and the 36 weeks ended October 12, 1997, respectively.

     Primarily as a result of the factors discussed above Ralphs/Food 4 Less' operating income increased from $103 million in the 36 weeks ended October 6, 1996 to $138 million in the 36 weeks ended October 12, 1997.

RECENT OPERATING RESULTS

     Set forth below is certain information with respect to recent financial results of Fred Meyer, QFC and Ralphs/Food 4 Less. Fred Meyer's 1997 fiscal year ended on January 31, 1998, but Fred Meyer has not yet completed the preparation of its annual financial statements. Ralphs/Food 4 Less' 1997 fiscal year ended on February 1, 1998, but Ralphs/Food 4 Less has not completed the preparation of its annual financial statements. QFC issued an earnings report on February 4, 1998 with respect to its 1997 fiscal year ended December 27, 1997.

     Fred Meyer. Fred Meyer's comparable store sales for the 40 weeks ended November 8, 1997 increased 7.2% from the corresponding period in the prior fiscal year. Fred Meyer believes that the factors that contributed to Fred Meyer's strong comparable sales during the 40 weeks ended November 8, 1997 continued during Fred Meyer's fourth quarter of fiscal 1997.

     QFC. On February 4, 1998, QFC announced net sales of approximately $1.9 billion for the 52 weeks ended December 27, 1997, as compared to approximately $805 million for the 52 weeks ended December 28, 1996. QFC also announced that comparable store sales for fiscal 1997 increased 2% from fiscal 1996 and that net earnings for fiscal 1997 were approximately $40 million, as compared to approximately $25 million for fiscal 1996.

     Ralphs/Food 4 Less. Ralphs/Food 4 Less comparable store sales for the 36 weeks ended October 12, 1997 increased 2.2% from the corresponding period in the prior fiscal year. Management of Ralphs/Food 4 Less anticipates that Ralphs/Food 4 Less' sales in the fourth quarter of fiscal 1997 will decline slightly from the level reported in the fourth quarter of fiscal 1996. This decline is primarily attributable to an additional week in the prior year's period and a slight decrease in comparable store sales in the fourth quarter of fiscal 1997. Management of Ralphs/Food 4 Less expects that comparable store sales for all of fiscal 1997 will remain positive.

LIQUIDITY AND CAPITAL RESOURCES

     Following the Mergers, the Company's principal source of liquidity will be cash generated from operations and the New Senior Credit Facilities. In connection with the Mergers, based on current information and subject to adjustment, Fred Meyer will issue an estimated 21.3 million shares of common stock to existing Ralphs/Food 4 Less stockholders and warrant holders and approximately 41.0 million shares of common stock to existing QFC shareholders in exchange for all of the outstanding stock and warrants of Ralphs/Food 4 Less and all of the outstanding stock of QFC. In addition, the Company is offering the Notes. See "Description of Notes." The net proceeds from the Offering will be used, together with the New Senior Credit Facilities, to refinance substantially all of the outstanding bank and public indebtedness of Fred Meyer, QFC and Ralphs/Food 4 Less, and the New Lease Facility will be used to refinance a portion of Fred Meyer's operating leasing arrangements. See "Use of Proceeds."

     The New Senior Credit Facilities will consist of (i) a $1.75 billion term loan facility (the "Term Loan Facility") and (ii) a $2.0 billion revolving credit facility (the "Revolving Credit Facility"). The New Lease Facility will consist of a $500 million facility. Principal repayments under the Term Loan Facility will amortize in quarterly installments commencing after the first full fiscal quarter following the closing of the Refinancings through the final maturity of the Term Loan Facility in March 2003. The Revolving Credit Facility will be available for working capital and other general corporate purposes, and any outstanding amounts thereunder will become due in March 2003. The New Lease Facility will mature in March 2003 and will be available to refinance certain lease obligations and for the construction and/or acquisition of additional leased facilities.

     As of November 8, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had total indebtedness (including current maturities and capital lease obligations) and stockholders' equity of $5.3 billion and $2.1 billion, respectively. Total indebtedness consists of long-term debt, including borrowings under the New Senior Credit Facilities, the Notes and capitalized leases. Total indebtedness does not reflect certain commitments and contingencies of the Company, including operating leases under the New Lease Facility and other operating lease obligations. Total indebtedness should be read in conjunction with the historical consolidated financial statements, including the respective notes thereto, of each of Fred Meyer, QFC and Ralphs/Food 4 Less, incorporated by reference herein. The Company will have significant interest and principal repayment obligations (including with respect to the Notes) and significant rental payment obligations (including with respect to the New Lease Facility) and the ability of the Company to satisfy such obligations is subject to prevailing economic, financial and business conditions and to other factors, many of which are beyond the Company's control. A significant amount of the Company's borrowings and rental obligations will bear interest at floating rates (including borrowings under the New Senior Credit Facilities and obligations under the New Lease Facility), which will expose the Company to the risk of increased interest and rental rates.

     The Company expects that after giving effect to the Transactions, as of March 11, 1998, the Company would have $3.4 billion of borrowings and $137 million of letters of credit outstanding under the New Senior Credit Facilities. The Company would also have $303 million outstanding under the New Lease Facility. An additional $202 million is expected to be available for future borrowing under the Revolving Credit Facility. In addition, the Company expects to have available for the construction and/or acquisition of additional leased facilities $197 million under the New Lease Facility. Annual scheduled long-term debt maturities for the five fiscal years commencing fiscal 1998, on a pro forma basis, would be $28 million, $130 million, $289 million, $353 million, and $602 million, respectively. The Company's future level of borrowings and amounts of other obligations will be dependent upon cash flows from operations, the timing of disbursements, seasonality requirements and capital expenditure and leasing activity.

     As a result of the Refinancings, the Company expects to record charges in the first quarter of 1998 of approximately $220 million, net of income taxes, consisting of the prepayment penalties and write off of deferred financing costs associated with the Refinancings. In addition, the Company intends to write off certain Merger related expenses. The amount of the charge has not been quantified and is not reflected in the summary unaudited pro forma condensed combined financial statements herein.

     The Company's anticipated capital expenditures are scheduled to be approximately $665 million in 1998. In addition to expenditures relating to the integration of Fred Meyer, Ralphs/Food 4 Less and QFC, the Company's 1998 capital expenditure plan currently includes the construction of 40 new stores and the remodeling of 60 of its existing stores. Capital expenditures do not include construction or acquisition of additional leased facilities funded under the New Lease Facility or other operating lease facilities.

     After giving effect to the Mergers, the book value of land and buildings owned by Company is expected to be approximately $1.4 billion; this does not give effect to the required fair valuation of Ralphs/Food 4 Less land and buildings in connection with purchase accounting for the Ralphs/Food 4 Less Merger.

     The Company anticipates that cash flow from operations and availability under the New Senior Credit Facilities will be sufficient to provide financing for anticipated capital expenditures, working capital and scheduled debt service requirements through the remainder of fiscal 1998. The Company also has available an additional $1 billion of debt securities through its shelf registration statement.

YEAR 2000

     The Company has performed an analysis and is modifying its computer software to address the year 2000 issues. Management believes that all software modifications necessary to operate and effectively manage the Company will be performed by the year 2000 and that related costs will not have a material impact on the results of operations, cash flow, or financial condition of future periods.

                                    BUSINESS

     Unless otherwise expressly stated or the context otherwise requires, the discussion set forth under "-- Fred Meyer", "-- QFC", "-- Ralphs/Food 4 Less", relates to the stores owned and the business conducted by each of Fred Meyer, QFC and Ralphs/Food 4 Less prior to the consummation of the Mergers.

THE COMPANY

     Upon completion of the Mergers, the Company will be one of the largest domestic food retailers, operating more than 800 supermarkets and multi-department stores, many of which are located in the fastest growing markets in the United States. The Company will have the largest market share in the Los Angeles, Seattle, Salt Lake City, Las Vegas and Albuquerque markets and the second largest market share in the Phoenix and Portland markets as well as a number one or two market share in twelve additional markets. The Company will be a geographically diversified food retailer that operates multiple formats that appeal to customers across a wide range of income brackets. In the Pacific Northwest, Southwest and Intermountain states, the Company will operate multi-department stores principally under the Fred Meyer banner and food and drug combination stores principally under the Smith's Food & Drug Centers banner; in Southern California, the Company will operate conventional supermarkets under the Ralphs banner and price-impact warehouse supermarkets under the Food 4 Less banner; and in the Seattle/Puget Sound Region, the Company will also operate premium supermarkets principally under the QFC banner. On a pro forma basis, after giving effect to the Mergers, the Company's net sales and EBITDA (as defined) for the 52 weeks ended February 1, 1997 would have been approximately $14.4 billion and $981 million, respectively.

COMPETITIVE STRENGTHS

     Because of the contiguous and overlapping geographic areas of operations of Fred Meyer, QFC and Ralphs/Food 4 Less and their complementary merchandising strategies, the Company believes the Mergers will strengthen the Company's store franchises and allow the Company to realize significant additional benefits. Management believes that the combined company will benefit from the following competitive strengths: (i) an outstanding franchise value; (ii) leading market shares in fast-growing markets; (iii) a well-positioned and modern store base;
(iv) a modern infrastructure; and (v) an experienced management team.

     Outstanding Franchise Value. As a result of the long operating histories of the Company's banners and their reputation for delivering superior customer value, the Company has developed strong brand name recognition and customer loyalty for each of its operating formats. Management believes that the Company has benefitted and should continue to benefit from this strong franchise value. Based upon information available to the management of the Company, on a pro forma basis after giving effect to the Mergers, the Company will have one of the industry's highest EBITDA margins.

     Leading Market Shares in Fast-Growing Markets. By offering superior customer service and competitive pricing, the Company's banners have developed leading market shares in each of their principal markets. The Company will have the number one market share in the Los Angeles, Orange County, Seattle, Las Vegas, Salt Lake City and Albuquerque markets and the number two market share in the Phoenix, Portland and Riverside/San Bernardino markets which are among the largest and fastest growing population centers in the United States.

     Well-Positioned and Modern Store Base. Management believes that the Company's store locations include many sites in developed urban and suburban locations which would be difficult to replicate. The Company has invested significant capital in its store base over the last seven years through the addition of new stores and the remodeling of existing stores in order to improve the overall quality of its customer's shopping experience. As a result, approximately 77% of the Company's stores have been opened or remodeled within the past seven years.

     Modern Infrastructure. Subsequent to the Mergers, the Company believes it will have state-of-the-industry warehousing and distribution systems which are conveniently located within the areas served by the Company. As a result of the Mergers and the significant investment in its infrastructure over the last several years, management believes the Company will be able to lower its distribution costs as a percentage of net sales and maintain lower levels of inventory.

     Experienced Management Team. The senior operating management of Fred Meyer, QFC and Ralphs/Food 4 Less will continue to operate their respective store bases supported in large part by centralized purchasing, distribution, and manufacturing. These senior operating managers have an average of over 24 years of experience in the food retailing industry. Moreover, many of the senior operating managers of the Company have spent much of their careers in their respective local markets. Members of the senior management team have successfully completed several acquisitions at their respective companies. The Company considers its senior management to be industry leaders in operating its principal store formats: one-stop shopping multi-department, food and drug combination, premium, conventional and price-impact supermarket stores.

BENEFITS OF THE MERGERS

     Management believes that the Mergers will provide the Company with the following benefits: (i) realization of approximately $100 million in annual cost savings over a four-year period; (ii) cross-fertilization of merchandising expertise; and (iii) attractive in-market new store opportunities.

     Realization of Cost Savings. Management believes that approximately $100 million of annual cost savings are achievable over a four-year period following the Mergers. Cost-saving opportunities expected to result from the Merger include: (i) the elimination of duplicative overhead and administrative expenses; (ii) the consolidation of distribution centers and manufacturing facilities; (iii) the combination of purchasing and merchandising operations; and (iv) the reduction of advertising expenses. A significant portion of the total cost savings are expected to result from two in-market consolidations. In Southern California, the Hughes Family Markets will be converted to the Ralphs format and will utilize the existing Ralphs/Food 4 Less administrative, distribution and manufacturing infrastructure. In the Seattle/Puget Sound Region, the Company will convert QFC stores from third party distribution to utilize Fred Meyer's warehousing and distribution infrastructure and to reduce QFC's general and administrative overhead. See "Forward-Looking Statements" and "Risk Factors -- Ability to Achieve Intended Benefits of the Mergers."

     Cross-Fertilization of Merchandising Expertise. Management has identified several areas of opportunity to enhance revenues and improve profitability by applying merchandising "best practices" across store formats. For example, management intends to apply Fred Meyer's experience and expertise in general merchandising to Ralphs' store base, utilize Ralphs/Food 4 Less' and Fred Meyer's private-label expertise in QFC's store base and apply QFC's successful home meal replacement and prepared food concepts in Fred Meyer's, Smith's Food and Drug Centers' and Ralphs' store bases.

     Attractive In-Market Store Opportunities. The Company will operate a number of complementary operating formats which will provide enhanced opportunities for in-market new store growth. Management believes that its experience in operating these multiple formats will allow the Company to appeal to an expanded customer base among a wider range of income brackets and increase its market share, thereby leveraging the Company's infrastructure and reducing its operating costs.

FRED MEYER

     Fred Meyer has been in retail operations in the Pacific Northwest since 1922. Fred Meyer operates 112 multi-department stores in the Pacific Northwest and Intermountain regions under the Fred Meyer banner, including 45 stores in Oregon, 40 stores in Washington, 10 stores in Utah, 7 stores in Alaska, 9 stores in Idaho, and 1 store in Montana. The average Fred Meyer multi-department store is 145,700 square feet with a flexible store format offering a full-service food department and a variety of nonfood departments. In addition, Fred Meyer operates 164 specialty stores consisting primarily of 159 mall jewelry stores under the names Fred Meyer Jewelers, Merksamer Jewelers, and Fox's Jewelers. In September 1997, Fred Meyer acquired Smith's to expand its presence in the Intermountain states and enter the Southwest region of the United States.

     With its multi-department stores Fred Meyer emphasizes customer satisfaction, large selections of highly popular products and competitive pricing. In these stores, Fred Meyer typically sells over 225,000 items, with an emphasis on necessities and items of everyday use. These stores are organized into departments and sections within departments that specialize in the sale of particular products such as food, apparel, home electronics, products for the home, general merchandise and fine jewelry. Most of Fred Meyer's departments and sections are self-service, except in areas where special sales assistance is required, such as service delicatessens, service meat and/or fish, home electronics, fine jewelry and pharmacy. Most of the multi-department store locations have complementary third-party tenants (such as banks, optical centers, gourmet coffee bars, restaurants and video rental stores) that attract high customer traffic. The Fred Meyer stores are generally positioned as the lowest priced full-service food retailer in each of the Fred Meyer's major markets. Management believes that Fred Meyer's everyday low price food strategy increases the shopping frequency of customers, builds customer loyalty and increases customer traffic, thereby generating higher levels of sales in nonfood departments. The nonfood departments carry a broad selection of national and private label brands and employ a promotional pricing strategy. The nonfood departments have recently focused on developing selected specialty boutique departments which management believes have increased overall same store sales and resulted in higher gross margins.

     Together with a wide variety of well-known national brands, food departments in Fred Meyer multi-department stores carry private-label brands of grocery items under the names First Choice, Fred Meyer, and FMV (Fred Meyer Value). Since 1992, Fred Meyer has focused on increasing sales of private-label grocery items. As a result of this focus, the sale of private-label grocery items has increased from approximately 12% to approximately 20% of total food sales for the first nine months of 1997. Private-label items generally generate higher margins for Fred Meyer at lower prices for the consumer than national brand products. The strategy employed in nonfood departments is to use private-label products for both entry-level price points and better offering at value prices. In 1995 and 1996, Fred Meyer introduced additional private-label items in the home and apparel departments to bring additional value to its customers and to improve gross margins in these areas. Private-label sales in the home and apparel departments represented approximately 16% of these departments' sales in fiscal 1997, with a long-term goal of 20%.

     Through Smith's Food & Drug Centers, Fred Meyer currently operates a total of 155 stores, averaging 67,200 square feet, (including 132 food and drug combination stores under the Smith's Food & Drug Centers banner; 18 multi-department stores under the Smitty's banner; and 5 price-impact warehouse format stores under the PriceRite banner) in a seven-state area as follows:
Arizona (57), Utah (40), Nevada (25), New Mexico (19), Idaho (5), Wyoming (5) and Texas (4). Smith's Food & Drug Centers' operating format offers customers the ability to fulfill a significant portion of their daily and weekly shopping needs at one convenient location and establishes and promotes a reputation as a low price operator in the trade area of each of its stores.

     Substantially all of the Smith's Food & Drug Centers offer shopping convenience through a food and drug combination format which features a full-line supermarket with drug and pharmacy departments as well as some or all of the following specialty departments: delicatessens, hot prepared food sections, in-store bakeries, video rental shops, floral shops, one-hour photo processing labs, full-service banking, and frozen yogurt shops. In addition, combination stores carry a wide variety of general merchandise, including pharmaceutical products, toys, hardware, giftware, greeting cards and small appliances. Within each category of merchandise, the stores offer multiple selections of nationally advertised brand name items. In addition, the stores carry an extensive selection of private-label merchandise, which provides comparable quality products priced lower than national brands. Approximately 20% of Smith's Food & Drug Centers grocery sales are derived from private-label items. Smith's Food & Drug Centers also carry a variety of bulk merchandise and generic brand products which enhance its low price image. The 18 Smitty's multi-department stores offer an expanded selection of non-grocery merchandise in a format similar to Fred Meyer's multi-department stores. The 5 PriceRite Grocery Warehouse stores are targeted to price-conscious consumers rather than conventional supermarket consumers. The PriceRite stores offer lower prices, fewer SKUs and fewer service departments than conventional supermarket stores.

     The "Fresh Values Frequent Shopper Card," which was introduced in 1997, is at the core of Smith's Food & Drug Centers' marketing strategy. Management believes that this strategy has provided Smith's Food & Drug Centers with significant brand identity and operating leverage. The card provides differentiation in most markets as the majority of Smith's Food & Drug Centers competitors do not offer a similar discount card. Management believes that the "Fresh Values Frequent Shopper Card": (i) increases shopping frequency; (ii) increases average transaction size; (iii) cultivates loyalty in the most profitable customers; (iv) reduces customer defections; and (v) builds customer data for targeted marketing programs.

QFC

     QFC operates 89 QFC stores in the Seattle/Puget Sound Region and 56 Hughes Family Markets stores in Southern California. The QFC stores range in size from 14,000 to 68,000 square feet and average 35,400 square feet. During the past six years, QFC has acquired and successfully integrated 59 stores from 12 operators in the Seattle/Puget Sound Region, including 12 stores acquired from Olson's Food Stores in 1995. The 25 store KUI acquisition represented a continuation of this strategy of expanding QFC's presence in the Seattle/Puget Sound Region and contiguous geographic markets.

     Management believes that QFC has historically achieved strong margins which it attributes primarily to QFC's merchandising and operating practices combined with favorable customer demographics in its markets. Offering a wide variety of high-quality meat, seafood and produce to its customers is a fundamental tenet of QFC's merchandising strategy. Management believes that its reputation for providing among the freshest and widest varieties of these major groups of perishables, displayed in a clean and visually appealing presentation, is a major attraction for its customers. QFC has recently developed a three-tier proprietary brands program, which includes "signature", "endorsed" and "price fighter" brands. QFC's proprietary brands sales for the third quarter of fiscal 1997 accounted for approximately 10.5% of grocery sales.

     QFC's merchandising strategy emphasizes: (i) superior customer service;
(ii) a wide variety of high-quality meat, seafood, produce and other perishables; (iii) high-quality convenience-oriented specialty departments and services; and (iv) a broad assortment of higher-margin proprietary brands. Management believes that QFC's strengths in merchandising have earned QFC stores a reputation for providing superior value to their customers. QFC has significantly expanded its selection of prepared foods and "home meal replacements" which management believes appeals to the increasing convenience orientation of its customers. Many QFC stores also offer natural food sections, video rentals, fresh juice bars and pharmacies. In addition, QFC has leased space within its stores to branded specialty food operators including Starbucks Coffee, Cinnabon World Famous Cinnamon Rolls and Noah's New York Bagels, as well as to full-service banks such as Seafirst National Bank.

     In March 1997, QFC acquired Hughes, a Los Angeles-based supermarket chain. After the Mergers, as a result of similar store formats and customer bases, the stores operating under the Hughes Family Markets banner will be converted to the Ralphs banner. Management believes that the consolidation of Hughes into Ralphs is expected to result in significant operating and merchandising efficiencies. Hughes currently operates a total of 56 stores in Southern California including 30 stores in Los Angeles County, 13 in Orange County, 6 in San Bernardino County, 4 in Ventura County and 3 in Riverside County.

RALPHS/FOOD 4 LESS

     With the first Ralphs store opening in 1872, Ralphs/Food 4 Less is the largest supermarket operator in Southern California, which is one of the largest food retailing markets in the United States with a population of 19 million. In Southern California, Ralphs/Food 4 Less operates 264 conventional supermarkets, averaging 37,000 square feet, under the Ralphs banner and 80 price-impact supermarkets in a warehouse format, averaging 52,900 square feet, under the Food 4 Less banner. Operating two complementary formats allows Ralphs/Food 4 Less to serve a broader customer base than its competitors.

     Ralphs stocks between 35,000 and 45,000 merchandise items in its stores, including approximately 2,800 private-label products. Ralphs stores offer name-brand grocery products; quality and freshness in its produce, meat, seafood, delicatessen and bakery products; and broad selection in all departments. Most Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Ralphs emphasizes store ambiance and cleanliness, fast and friendly service, the convenience of debit and credit card payment (including many in-store branch banks) and 24-hour operations in most stores.

     Ralphs' private-label program provides quality comparable to that of national brands at lower prices, while its gross margins on private-label products are generally higher than on national brands. The Ralphs home meal replacement program offers a wide range of high-quality, pre-packaged fresh, refrigerated and frozen food items. Ralphs utilizes innovative and aggressive marketing programs in an effort to increase sales, market share and profitability. In September 1996, Ralphs launched its "First in Southern California" marketing program, which emphasizes Ralphs' lower regular retail prices in conjunction with its premier quality, wide selection and enhanced customer service. Management believes that consumers' favorable response to the "First in Southern California" marketing campaign resulted in increased customer traffic at its stores. Also during the third fiscal quarter of 1997, Ralphs completed the first phase of its "Ralphs Club Card" program and launched the marketing program shortly after the quarter ended. The "Ralphs Club Card" program is a frequent shopper program intended to increase customer shopping frequency and transaction size and to provide valuable information about consumer shopping habits.

     Food 4 Less is a warehouse-style, price-impact store which is positioned to offer the lowest overall prices in its marketing areas by passing on to the consumer savings achieved through labor efficiencies and lower overhead and advertising costs associated with the warehouse format, while providing the product selection and variety associated with a conventional format. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, merchandise is presented on warehouse style tracks in full cartons, reducing labor intensive unpacking, and customers bag their own groceries. Management believes that there is a significant segment of the market, encompassing a wide range of demographic groups, which prefers to shop in a warehouse format supermarket because of its lowest overall pricing.

     Ralphs/Food 4 Less also operates stores in Northern California and the Midwest. The Northern California division of Ralphs/Food 4 Less operates 21 conventional supermarkets in the greater San Francisco Bay area under the Cala and Bell banners and six warehouse format stores under the FoodsCo banner. The Midwestern division of Ralphs/Food 4 Less operates 38 stores, of which 33 operate under the Food 4 Less banner, and five of which are conventional supermarkets operated under the Falley's banner. Of these 38 stores, 34 are located in Kansas and four are located in Missouri.

PROPERTIES

     The following table sets forth, pro forma for the Mergers, certain information regarding the Company's store base:

                        NO. OF                                                 AVG. SQ.
 PRINCIPAL BANNERS      STORES    OWNED   LEASED             FORMATS           FOOTAGE       GEOGRAPHIC REGION
--------------------    -------   -----   -------     ----------------------   --------     --------------------
Fred Meyer(1)             112       23        89      Multi-department          145,700     Pacific Northwest
                                                                                            and Intermountain
Smith's Food & Drug       155      113        42      Food and drug              67,200     Southwest and
  Centers                                             combination, multi-                   Intermountain
    Smitty's                                          department,
    PriceRite                                         price-impact warehouse
QFC                        89        9        80      Premium                    35,400     Pacific Northwest
Ralphs(2)                 320       61       259      Conventional               37,000     Southern California
Food 4 Less                80        5        75      Price-impact warehouse     52,900     Southern California
Other(3)                   65        2        63      Conventional and           31,000     Midwest and Northern
                                                      price-impact warehouse                California
                          ---     -----    -----
TOTAL(4)                  821      213       608

---------------

(1) Does not include 5 specialty stores and 159 jewelry stores.

(2) Includes Hughes Family Markets which are being converted to Ralphs after the Mergers. Fifteen of the owned stores are located on real property subject to ground leases.

(3) Includes conventional and warehouse format stores operated by Ralphs under the names Cala, Bell, Falley's and FoodsCo.

(4) Does not reflect the divestiture of 19 stores in Southern California pursuant to the Settlement Agreement. Management does not believe that such divestitures will materially adversely affect the Company's business strategy, financial condition or results of operations. See "The Merger and the Refinancings."

                                   MANAGEMENT

     After the Mergers, the management team of the Company will include individuals who have significant managerial and operating experience, including in the acquisition and the integration of similar businesses. Robert G. Miller has been the President and Chief Executive Officer of Fred Meyer since 1991 and has 37 years of experience in the supermarket/retailing industry. Mr. Miller has successfully guided Fred Meyer through the integration of the Smith's acquisition. Mary Sammons, the President of Fred Meyer Stores, has been with Fred Meyer since 1973. Dan Kourkoumelis, the President and Chief Executive Officer of QFC, has 30 years of experience in the supermarket/retailing industry. George Golleher, a native of Los Angeles, is the Chief Executive Officer of Ralphs/Food 4 Less, and has 28 years of supermarket/retailing experience.

                                                                                YEARS OF RETAIL
              NAME            AGE                     POSITION                    EXPERIENCE
    ------------------------  ---     ----------------------------------------  ---------------
    Ronald W. Burkle........  45      Chairman of Fred Meyer                           32
    Robert G. Miller........  52      President and Chief Executive Officer of         37
                                      Fred Meyer
    Mary F. Sammons.........  50      President of Fred Meyer Stores                   24
    George E. Golleher......  49      President and Chief Executive Officer of         28
                                      Ralphs/Food 4 Less
    Dan Kourkoumelis........  46      Chief Executive Officer of Quality Food          30
                                      Centers
    Abel T. Porter..........  39      President of Smith's Food & Drug Centers         25
    Kenneth Thrasher........  47      Executive Vice President and Chief               15
                                      Administrative Officer of Fred Meyer
    Sammy K. Duncan.........  45      Executive Vice President Food Group of           28
                                      Fred Meyer Stores
    Kenneth A. Martindale...  38      Executive Vice President, Purchasing of          23
                                      Fred Meyer
    David R. Jessick........  44      Senior Vice President and Chief                  19
                                      Financial Officer of Fred Meyer
    Roger A. Cooke..........  49      Senior Vice President and General                 6
                                      Counsel of Fred Meyer

     Mr. Burkle has been a director and Chairman of Fred Meyer since July 1997. Mr. Burkle is the managing partner of The Yucaipa Companies, a private investment group specializing in the acquisition and management of supermarket chains, which he founded in 1986. Mr. Burkle also serves as Chairman of the Board of Ralphs/Food 4 Less and Dominick's Supermarkets, Inc., a leading Chicago area supermarket chain. Over the course of his career, Mr. Burkle has held management positions in a wide variety of operational areas within the supermarket industry. Mr. Burkle is also a director of Kaufman and Broad Home Corporation.

     Mr. Miller became President in April 1997 and has been Chief Executive Officer of the Company since 1991. He was Chairman of the Board from August 1991 to July 1997. Prior to that time he was employed by Albertson's, where his most recent positions were Executive Vice President of Retail Operations from 1989 to 1991 and Senior Vice President and Regional Manager from 1985 to 1989.

     Ms. Sammons was recently promoted to the new position of President of Fred Meyer Stores. Prior to her promotion she was Executive Vice President -- Nonfood Group of Fred Meyer. Ms. Sammons joined the Company in 1973 and became a buyer in 1975. She was promoted to Vice President and Merchandiser in 1980, Senior Vice President of the Softgoods Division in 1989 and Senior Vice President of Apparel and Home Electronics in 1995.

     Mr. Golleher has been Chief Executive Officer of Ralphs/Food 4 Less since January 1996 and a Director since June 1995. He was Vice Chairman from June 1995 to January 1996. He was a Director of Food 4 Less Supermarkets from its inception in 1989 and was the President and Chief Operating Officer of Food 4 Less Supermarkets from January 1990 until June 1995. From 1986 through 1989, Mr. Golleher served as Senior Vice President -- Finance and Administration of The Boys Markets, Inc.

     Mr. Kourkoumelis was appointed Executive Vice President of QFC in 1983, Chief Operating Officer in 1987, President in 1989 and Chief Executive Officer in September 1996. In late May 1997, Mr. Kourkoumelis was appointed President and Chief Executive Officer of Hughes.

     Mr. Porter has been recently promoted to the position of President of Smith's. Prior to his promotion, he was Senior Vice President and Regional Manager for Smith's, a position which he also held from 1990 to 1993. In the years prior to this appointment, Mr. Porter worked in both the Intermountain and Southwest regions in several positions.

     Mr. Thrasher became Executive Vice President and Chief Administrative Officer in January of 1997. Prior to that time, he was Senior Vice President, Finance and Chief Financial Officer from March 1989 until January 1997, Vice President Finance, Chief Financial Officer and Secretary from 1987 until 1989 and Vice President, Corporate Treasurer from 1982 until 1987.

     Mr. Duncan became Senior Vice President, Food Group in February 1996. Prior to that time, he served as Food Group Division Vice President from 1994 to February 1996 and Vice President Grocery Merchandiser from 1992 to 1994. During 1991 and prior to joining the Company in 1992, he was Director of Operations for Albertson's.

     Mr. Martindale was recently promoted to the new position of Executive Vice President of Purchasing and Procurement for Fred Meyer. Prior to his promotion, Mr. Martindale was Senior Vice President of Sales and Procurement. He served as Vice President of Merchandising in the California region from 1991 to 1995. From 1984 to 1991, he served as a district manager for the Intermountain region.

     Mr. Jessick became Senior Vice President, Finance and Chief Financial Officer in January of 1997. Prior to that time, he was employed by Thrifty PayLess Holdings Inc., where his most recent positions were Executive Vice President and Chief Financial Officer from 1994 to 1996 and Senior Vice President, Finance and Chief Financial Officer from 1990 until 1994.

     Mr. Cooke became Senior Vice President, General Counsel and Secretary in April 1993. Prior to that time he was Vice President, General Counsel and Secretary of the Company from August 1992 until April 1993. From 1982 to 1992, he was an officer of Pan American World Airways, Inc. serving as Senior Vice President and General Counsel from 1990 to 1992. From 1973 to 1980, he was associated with the law firm Simpson Thacher and Bartlett.

       DESCRIPTION OF NEW SENIOR CREDIT FACILITIES AND NEW LEASE FACILITY

     The Company has entered into commitment letters with The Chase Manhattan Bank, Bankers Trust Company, NationsBank, N.A. and Salomon Brothers Holding Company Inc to provide the New Senior Credit Facilities and the New Lease Facility. The New Senior Credit Facilities will consist of (i) the $1.75 billion Term Loan Facility and (ii) the $2.0 billion Revolving Credit Facility. The New Lease Facility will consist of a $500 million facility. The Company will enter into the New Senior Credit Facilities and the New Lease Facility concurrently with the closing of the Offering.

     The Term Loan Facility will be fully drawn in connection with the Refinancings. The Term Loan Facility will amortize in quarterly installments in aggregate annual amounts of $50 million, $200 million, $300 million, $400 million and $800 million, commencing after the first full fiscal quarter following the closing of the Refinancings to the final maturity of the Term Loan Facility in March 2003.

     The Company anticipates that the Revolving Credit Facility will include a $200 million letter of credit subfacility. The Revolving Credit Facility will be available to finance the fees associated with the Mergers, to consummate the Refinancings and for working capital and general corporate purposes. The Revolving Credit Facility will mature in March 2003.

     The New Lease Facility will be available to refinance certain operating lease obligations of Fred Meyer and for the construction and/or acquisition of additional leased facilities. The New Lease Facility will mature in March 2003.

     Borrowings under the New Senior Credit Facilities and the New Lease Facility are expected to initially bear interest at a rate per annum equal to LIBOR (as defined therein) plus an additional margin of 1.0% or ABR (as defined therein). Following the second full fiscal quarter after the closing of the Refinancings, the additional margin to be added to ABR or LIBOR, as applicable, will range from zero to 0.25% (in the case of ABR) and 0.625% to 1.25% (in the case of LIBOR) based upon certain financial ratios of the Company or the Company's senior unsecured long-term debt ratings. The Company will also be required to pay a commitment fee on the undrawn portion of the Revolving Credit Facility and the New Lease Facility and a fee on the undrawn face amount of outstanding letters of credit.

     The New Senior Credit Facilities and the obligations under the New Lease Facility will be unconditionally guaranteed, on a joint and several basis by, and will be secured by a pledge of the outstanding capital stock of, all of the Company's direct and indirect subsidiaries (except for certain inactive or immaterial subsidiaries). It is expected that New Senior Credit Facilities and the New Lease Facility will provide that pledges of such subsidiary stock will be released if and when the Company receives investment grade ratings for its long-term senior unsecured debt from both Moody's Investors Service, Inc. and Standard & Poor's Corporation. In addition, the Company will guarantee all of the obligations of the lessor with respect to the financing relating to the New Lease Facility (such guarantee of the Company to be guaranteed by the subsidiaries of the Company as described in the first sentence of this paragraph).

     Loans under the New Senior Credit Facilities will be subject to mandatory prepayment (and commitment reductions in the case of the Revolving Credit Facilities) with the net cash proceeds of certain asset sales and debt issuances, and with a certain percentage of excess cash flow on an annual basis.

     The New Senior Credit Facilities and the New Lease Facility will contain customary closing conditions, including, but not limited to, the closing of the Mergers, the Refinancings and the Offering. Future borrowings under the Revolving Credit Facility and the New Lease Facility will be subject to the further condition that the representations and warranties therein shall be true and correct.

     The New Senior Credit Facilities and the New Lease Facility will contain customary representations and warranties (including as to no materially adverse change) and events of default (including upon a change of control (as defined therein)), and will require compliance by the Company and its subsidiaries with certain covenants including, among other things, (i) maintenance of certain financial ratios; (ii) limitations on incurring subsidiary indebtedness, the granting of liens, the making of investments and loans, the payment of dividends, the repurchase of stock and the prepayment of subordinated indebtedness; and (iii) restrictions on mergers, asset sales and dissolutions and on engaging to any material extent in any business other than of the type engaged in on the date hereof and businesses reasonably related thereto.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of Notes set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Notes are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") among the Company, the Guarantors and The First National Bank of Chicago, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to all provisions of the Indenture, including the definitions of certain terms therein and those terms that are made a part thereof by reference to the Trust Indenture Act of 1939, as amended. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus or the Indenture. References in this "Description of Notes" section (i) to the "Company," mean only Fred Meyer, Inc. and not any of its Subsidiaries and (ii) to the "Subsidiaries," mean the Subsidiaries of the Company after giving effect to the Mergers.

     Principal and interest on the Notes will be payable, the transfer of the Notes will be registrable and the Notes may be presented for exchange, at the office or agency of the Company maintained for such purpose (which initially will be at the corporate trust office of the Trustee located at c/o First Chicago Trust Company of New York, 14 Wall Street, 8th Floor - Window 2, New York, New York 10005). So long as the Notes are represented by Book Entry Securities, the interest payable on the Notes will be paid to Cede & Co., the nominee of DTC, or its registered assigns as the registered owner of such Book Entry Securities, by wire transfer of immediately available funds on each applicable interest payment date. If any of the Notes are no longer represented by a Book Entry Security, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CERTAIN TERMS OF THE 2005 NOTES

     The 2005 Notes will be limited to $               aggregate principal
amount and will mature on March   , 2005. The 2005 Notes will be unsecured
obligations of the Company and will be issued in denominations of $1,000 and
integral multiples of $1,000. The 2005 Notes will bear interest from March   ,
1998, payable on March   and September   of each year, commencing September   ,
1998, to the persons in whose name the 2005 Notes are registered on the
preceding February   and August   , respectively. The 2005 Notes will not be
entitled to the benefit of any sinking fund.

CERTAIN TERMS OF THE 2008 NOTES

     The 2008 Notes will be limited to $               aggregate principal
amount and will mature on March   , 2008. The 2008 Notes will be unsecured
obligations of the Company and will be issued in denominations of $1,000 and
integral multiples of $1,000. The 2008 Notes will bear interest from March   ,
1998, payable on March   and September   of each year, commencing September   ,
1998, to the persons in whose name the 2008 Notes are registered on the
preceding February   and August   , respectively. The 2008 Notes will not be
entitled to the benefit of any sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months), at the Treasury Rate (as defined below) plus 50 basis points, plus in the case of each of clause (i) and (ii) above accrued interest to the date of redemption.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the 2005 Notes or the 2008 Notes, as the case may be, (and which are not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2005 Notes or the 2008 Notes, as the case may be. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Brothers Inc, Donaldson, Lufkin & Jennette Securities Corporation, BT Alex. Brown Incorporated, Chase Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the 2005 Notes or the 2008 Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

RANKING

     The Notes are unsecured obligations of the Company, ranking pari passu with other unsubordinated, unsecured indebtedness of the Company, and ranking senior in right of payment to any future subordinated indebtedness of the Company. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company Bank Credit Facilities and the Company Bank Lease Facility will be secured by all the outstanding capital stock of all the Company's direct and indirect material subsidiaries. The Notes (and, in the case of secured indebtedness of a Subsidiary, the Guarantee of such Subsidiary) will be effectively subordinated to any future secured indebtedness to the extent of the assets securing such indebtedness.

GUARANTEES

     The Notes will be unconditionally guaranteed, on a joint and several basis, by each of the Guarantors (the "Guarantees"). Upon (i) the release by the lenders under the Company Bank Credit Facilities and the Company Bank Lease Facility (as defined below) and related documents of all payment obligations with respect thereto of a Guarantor (whether or not a Default or an Event of Default has occurred and is continuing) (provided that, with respect to the Company Bank Lease Facility, any Guarantor who has use of leased property financed under the Company Bank Lease Facility may remain liable under the Company Bank Lease Facility), or (ii) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Guarantor (or substantially all of its assets) to a Person other than the Company or a Guarantor, which is otherwise in compliance with the Indenture, such Guarantor (in the event of such a release of such Guarantor or a sale or disposition of such Guarantor) or the Person acquiring such assets (in the event of sale or disposition of all or substantially all the assets of such Guarantor) shall be deemed automatically and unconditionally released and discharged from all its obligations under its Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company (other than pledges pursuant to the Company Bank Credit Facilities and the Company Bank Lease Facility contemplated under clause (i) of the definition of "Permitted Liens") shall also terminate upon such release, sale or transfer; provided, further, however, with respect to any such termination pursuant to (i) above, in the event that the Company Bank Credit Facilities or the Company Bank Lease Facility or any future refinancings thereof are subsequently guaranteed by any Subsidiary of the Company, the Company shall cause such Subsidiary to unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and execute and deliver such further documents as described in the covenant under "-- Certain Covenants -- Additional Guarantors."

     The obligations of each Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or rights with respect thereto from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under such Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law. Each Guarantor that makes a payment or distribution under the Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets (as defined in the Indenture) of each Guarantor.

CERTAIN COVENANTS

     The covenants described under "Description of Debt
Securities -- Consolidation, Merger and Sale of Assets" in the accompanying prospectus will be applicable to the Notes.

     Limitation on Liens. The Indenture will provide that, with respect to the Notes, the Company will not, nor will it permit any of the Subsidiaries to, directly or indirectly, create, incur, or suffer to exist any Lien on any of their respective properties or assets, whether now owned or hereafter acquired, or any proceeds therefrom or upon any income or profits therefrom, in order to secure any Indebtedness, without contemporaneously therewith effectively providing that the Notes shall be equally and ratably secured with respect to all such Indebtedness until such time as all such Indebtedness is no longer secured by such Lien, except: (i) Liens existing as of the issue date of the Notes (the "Issue Date"); (ii) Liens granted after the Issue Date on any assets or properties of the Company or any of the Subsidiaries created in favor of the holders of the Notes; (iii) Liens securing Indebtedness of the Company or any of the Subsidiaries which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this covenant; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Subsidiaries other than the property or assets securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; (iv) Permitted Liens; and (v) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (i) through (iv), provided that, based on a good faith determination of an officer of the Company, the property or asset encumbered under any such substitute or replacement Lien is substantially similar in nature to the property or asset encumbered by the otherwise permitted Lien which is being replaced.

     Notwithstanding the foregoing, the Company or any Subsidiary may, without securing any of the Notes, create, incur or suffer to exist Liens which would otherwise be subject to the restriction set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed 10% of Consolidated Net Tangible Assets.

     Limitation on Sale and Lease-Back Transactions. The Indenture will provide that, with respect to the Notes, the Company will not, nor will it permit any of the Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any property or asset, whether now owned or hereafter acquired, of the Company or any of the Subsidiaries (except such transactions
(i) entered into prior to the Issue Date or (ii) for the sale and leasing back of any property or asset by a Subsidiary of the Company to the Company or (iii) involving leases for less than three years or (iv) in which the lease for the property or assets is entered into within 120 days after the later of the date of acquisition, completion of construction or commencement of full operations of such property or asset), unless (a) the Company or such Subsidiary would be entitled under the covenant described above under "-- Certain
Covenants -- Limitation on Liens" to create, incur or suffer to exist a Lien on the property or asset to be leased in an amount at least equal to the Attributable Liens in respect of such transaction without equally and ratably securing the Notes, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied within 180 days of such sale to the purchase or acquisition (or in the case of real property, the construction) of assets or to the repayment of Funded Debt of the Company or a Subsidiary.

     Additional Guarantors. The Indenture will provide that, with respect to the Notes, if at a time when there are Guarantees outstanding the Company or any of the Guarantors transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Subsidiary of the Company that is not a Guarantor, or if at a time when there are Guarantees outstanding the Company or any of the Guarantors shall organize, acquire or otherwise invest in another Person that becomes a Subsidiary of the Company and such Subsidiary is a Significant Subsidiary or such Subsidiary becomes a guarantor of the New Senior Credit Facilities, the New Lease Facility or any future refinancings thereof, then the Company shall cause such transferee or acquired or other Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture (as it relates to all such series).

DEFEASANCE AND COVENANT DEFEASANCE

     The defeasance provisions described in the accompanying Prospectus under "Description of Debt Securities -- Defeasance and Discharge" shall apply to the Notes. With respect to the provisions described therein under "-- Defeasance of Certain Covenants," the Company and the Guarantors may be released from the restrictive covenants described herein under "-- Certain Covenants -- Limitation on Liens" and "-- Limitation on Sale and Lease-Back Transactions" upon the terms and conditions set forth under "-- Defeasance of Certain Covenants" in the accompanying Prospectus.

BOOK ENTRY, DELIVERY AND FORM

     The Notes will be represented by one or more Book Entry Securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., the nominee of DTC.

     DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Unless and until it is exchanged in whole or in part for a certificate issued in definitive registered form, a Book Entry Security may not be transferred except as a whole (i) by DTC to a nominee of DTC, (ii) by a nominee of DTC or DTC or another nominee of DTC or (iii) by DTC or any such nominee to a successor depository or a nominee of such successor depository.

CERTAIN DEFINITIONS

     "Attributable Liens" means in connection with a sale and lease-back transaction, the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding securities issued under the Indenture (which may include securities in addition to the Notes) determined on a weighted average basis and compounded semiannually) of the obligations of the lessee for rental payments normally characterized as basic rent during the term of the related lease.

     "Company Bank Credit Facilities" means the New Senior Credit Facilities, as such agreement may be amended (including any amendment and restatement), supplemented or modified from time to time, including any replacement or refinancing thereof in the commercial bank market (including any such replacement or refinancing that increases the amount thereof).

     "Company Bank Lease Facility" means the New Lease Facility, as such agreement may be amended (including any amendment and restatement), supplemented or modified from time to time, including any replacement or refinancing thereof in the commercial bank market (including any such replacement or refinancing that increases the amount thereof).

     "Capital Lease" means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

     "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets of the Company and the Subsidiaries after deducting therefrom (i) all current liabilities of the Company and the Subsidiaries, except for (a) notes and loans payable, (b) current maturities of long-term debt (including debt having a maturity of less than 12 months from the date of determination but which by its terms is renewable or extendable beyond 12 months from the date of determination at the option of the obligor) and (c) current maturities of obligations under Capital Leases; and (ii) goodwill, trademarks, patents and minority interests of others and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

     "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company and the Subsidiaries secured by Liens not otherwise permitted by the first sentence under the covenant described under "-- Certain Covenants -- Limitation on Liens" above, and (ii) Attributable Liens of the Company and the Subsidiaries in respect of sale and lease-back transactions entered into after the Issue Date, other than sale and lease-back transactions permitted by the limitation on sale and lease-back transactions set forth under the covenant described under "-- Certain Covenants -- Limitation on Sale and Lease-Back Transactions" above. For purposes of determining whether or not a sale and lease-back transaction is "permitted" by the covenant described under "-- Certain Covenants -- Limitation on Sale and Lease-Back Transactions," the last paragraph under the covenant described in "Limitation of Liens" above (creating an exception for Exempted Debt) will be disregarded.

     "Funded Debt" means any Indebtedness maturing by its terms more than 12 months from the date of determination, including any Indebtedness maturing less than 12 months from the date of determination which is renewable or extendable at the option of the obligor to a date later than 12 months from the date of determination.

     "Guarantor" means (i) each of the Company's direct and indirect Subsidiaries (after giving effect to the Mergers) (except for certain inactive or immaterial Subsidiaries); and (ii) each of the Subsidiaries which becomes a Guarantor in compliance with the covenant set forth under "-- Certain Covenants -- Additional Guarantors."

     "Indebtedness" means, with respect to any Person, without duplication, (i) any Obligation of such Person relating to any indebtedness of such Person (A) for borrowed money (whether or not the recourse of the lender is the whole of the asset, of such Person or only to a portion thereof), (B) evidenced by notes, debentures or similar instruments (including purchase money obligations) given in connection with the acquisition of any property or assets (other than trade accounts payable for inventory or similar property acquired in the ordinary course of business), including securities, for the payment of which such Person is liable, directly or indirectly, or the payment of which is secured by a lien, charge or encumbrance on property or assets of such Person, (C) for goods, materials or services purchased in the ordinary course of business (other than trade account payable arising in the ordinary course of business), (D) with respect to letters of credit or bankers' acceptances issued for the account or such Person or performance, surety or similar bonds, (E) for the payment of money relating to a Capital Lease obligation or (F) under interest rate caps or similar agreements and foreign exchange contracts or agreements; (ii) any liability of others of the kind described in the preceding clause (i), which such Person has guaranteed or which is otherwise its legal liability; and (iii) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplement to, any liability of the kind described in any of the preceding clauses (i) or (ii).

     "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Obligation" of any Person with respect to any specified Indebtedness means any obligation of such Person to pay principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expense or other amounts relating to such Indebtedness.

     "Permitted Liens" means (i) Liens securing Indebtedness arising under the Company Bank Credit Facilities and the Company Bank Lease Facility; provided, however, that such Liens do not extend to or cover any property or assets of the Company or the Subsidiaries other than the capital stock of any Subsidiary and any proceeds thereof; (ii) Liens on any asset of the Company or any Subsidiary, or any joint venture to which the Company or any of the Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 12 months after completion of such refurbishment, improvement of construction, and all renewals, extensions, refinancings, replacements or refunding of such obligations; (iii)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on property (including shares of stock) at the time of acquisition by the Company or a Subsidiary whether or not such existing Liens were given to secure the payment of the purchase price of the property to which they attach so long as such Liens do not extend to any other asset or property of the Company or the Subsidiaries; provided, however that, with respect to clause (a), the Liens shall be given within 12 months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; (iv) Liens in favor of customs and revenues arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (v) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (vi) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (vii) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Indebtedness of the Company under interest swap obligations and currency agreements and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company from fluctuations in interest rates, currencies or the price of commodities;
(viii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of the Subsidiaries in the ordinary course of business; (ix) Liens in favor of the Company or any Subsidiary; and (x) Liens to secure Indebtedness of joint ventures in which the Company or any Subsidiary has an interest, to the extent such Liens are solely on property or assets of, or equity interest in, such joint ventures.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Significant Subsidiary" means, at any date of determination, (i) any Subsidiary that, together with its Subsidiaries (a) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Subsidiaries or (b) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Subsidiaries, and (ii) for purposes of the provisions described under "
-- Description of Debt Securities -- Events of Default" in the accompanying Prospectus, any other Subsidiary that when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in (g) or (h) in the first paragraph under "-- Description of Debt Securities -- Events of Default" in the accompanying Prospectus has occurred, together with their respective Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (i) of this sentence, all as set forth on the consolidated financial statements of the Company and the Subsidiaries for such year prepared in conformity with GAAP. For purposes of the covenant described herein under "-- Certain Covenants -- Additional Guarantors," "Significant Subsidiary" shall include (i) any Subsidiary that would constitute a Significant Subsidiary pursuant to clause (i) of the previous sentence and
(ii) all other Subsidiaries that are not Significant Subsidiaries pursuant to clause (i) of the previous sentence if all such Subsidiaries in the aggregate, together with their respective Subsidiaries, would constitute a Significant Subsidiary pursuant to clause (i) of the previous sentence, provided, however, that, in the case of clauses (i) and (ii) of this sentence, the 10.0% threshold in clause (i) of the previous sentence shall be 3.0%, all as set forth on the consolidated financial statements of the Company and the Subsidiaries for such year prepared in conformity with GAAP.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless the context otherwise requires, reference to "Subsidiary" is to a Subsidiary of the Company.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the principal amounts of the Notes set forth opposite its name below:

                                                            PRINCIPAL        PRINCIPAL
                                                          AMOUNT OF THE    AMOUNT OF THE
                          UNDERWRITER                     NOTES DUE 2005   NOTES DUE 2008
        ------------------------------------------------  --------------   --------------
        Salomon Brothers Inc............................   $               $
        Donaldson, Lufkin & Jenrette Securities
          Corporation...................................
        BT Alex. Brown Incorporated.....................
        Chase Securities Inc............................
        Goldman, Sachs & Co.............................
        Morgan Stanley & Co. Incorporated...............
        First Chicago Capital Markets, Inc..............
        Societe Generale Securities Corporation.........
                                                                --------         --------
               Total....................................   $               $
                                                                ========         ========

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any Notes are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering prices set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such prices less a concession not in excess of      % of the
principal amount of the 2005 Notes and      % of the principal amount of the
2008 Notes. The Underwriters may allow, and such dealers may reallow, a
concession to certain other dealers not in excess of      % of the principal
amount of the 2005 Notes and      % of the principal amount of the 2008 Notes.
After the initial public offering, the public offering prices and such concessions may be changed from time to time.

     The Underwriting Agreement provides that the Company and the Guarantors will indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Notes in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering) for the account of the Underwriters, the selling concessions with respect to Notes that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Certain Underwriters and their affiliates have from time to time provided investment banking and commercial banking services to the Company, Ralphs/Food 4 Less and QFC and their affiliates, for which they received or will receive customary fees. In addition, the Underwriters and their affiliates may provide, in the future, such services to the Company and/or its shareholders. Salomon Brothers Inc and Goldman, Sachs & Co. are acting as financial advisors to Fred Meyer in connection with both the QFC Merger and the

Ralphs/Food 4 Less Merger. Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated are acting as financial advisors to Ralphs/Food 4 Less in connection with the Ralphs/Food 4 Less Merger. BT Alex. Brown, Incorporated, Salomon Brothers Inc and Donaldson, Lufkin & Jenrette Securities Corporation are acting as dealer managers in connection with the debt tender offers. The Chase Manhattan Bank, Bankers Trust Company and Salomon Brothers Holding Company Inc (an affiliate of Salomon Brothers Inc) are agents and lenders under the New Senior Credit Facilities and the New Lease Facility.

     Chase Securities Inc. and BT Alex. Brown Incorporated are affiliates of The Chase Manhattan Bank and Bankers Trust Company, respectively, which are agent banks and lenders under Fred Meyer's and Ralphs/ Food 4 Less' existing credit facilities and which will receive their proportionate share of repayments thereunder.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Stoel Rives LLP, Portland, Oregon, and Latham & Watkins, Los Angeles, California, and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

PROSPECTUS

                                 $2,500,000,000

                                FRED MEYER, INC.

                                DEBT SECURITIES

     Fred Meyer, Inc. (the "Company") may offer from time to time up to $2,500,000,000 of its debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably, on a pari passu basis, with other unsecured and unsubordinated obligations of the Company. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement or Prospectus Supplements.

     The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, rate or rates, and time or times of payment of any interest, any terms for optional or mandatory redemption, required repurchases or payment of additional amounts or any sinking fund provisions, additional or different covenants or events of default, the initial public offering price, guarantees thereof, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series (the "Offered Debt Securities") will be set forth in a Prospectus Supplement or Prospectus Supplements. Any guarantees of the Debt Securities by Quality Food Centers, Inc. ("QFC") and its direct and indirect subsidiaries and by Food 4 Less Holdings, Inc. ("Ralphs/Food 4 Less") and its direct and indirect subsidiaries are conditioned upon QFC, Ralphs/Food 4 Less, and their respective subsidiaries, as the case may be, becoming direct or indirect subsidiaries of the Company.

     The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                The date of this Prospectus is February 4, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
                                         PROSPECTUS
Available Information.................................................................    2
Incorporation of Certain Documents by Reference.......................................    3
The Company...........................................................................    4
Use of Proceeds.......................................................................    4
Ratio of Earnings to Fixed Charges....................................................    4
Description of Debt Securities........................................................    4
Plan of Distribution..................................................................   12
Legal Matters.........................................................................   12
Experts...............................................................................   13

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the aforementioned material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed through an Internet Web site maintained by the Commission at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which are available from the Public Reference Section of the Commission at prescribed rates as described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company and certain Guarantors (as defined below) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, as amended;

          (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended May 24, 1997, August 16, 1997 and November 8, 1997, as amended;

          (iii) the Company's Current Reports on Form 8-K, dated September 9, 1997 and November 6, 1997;

          (iv) the Annual Report on Form 10-K for Quality Food Center, Inc. ("QFC") for the fiscal year ended December 28, 1996, as amended;

          (v) QFC's Quarterly Reports on Form 10-Q for the quarters ended March 22, 1997, June 14, 1997 and September 6, 1997, as amended;

          (vi) QFC's Current Reports on Form 8-K, dated November 12, 1996, March 19, 1997 and November 6, 1997, as amended;

          (vii) the Annual Report on Form 10-K for Ralphs/Food 4 Less for the fiscal year ended February 2, 1997, as amended;

          (viii) Ralphs/Food 4 Less's Quarterly Reports on Form 10-Q for the quarters ended April 27, 1997, July 20, 1997 and October 12, 1997, as amended;

          (ix) Ralphs/Food 4 Less's Current Report on Form 8-K, dated November 6, 1997; and

          (x) the definitive Joint Proxy and Consent Solicitation
     Statement/Prospectus of the Company, QFC and Ralphs/Food 4 Less dated January 27, 1998;

     All documents filed by the Company, QFC and Ralphs/Food 4 Less pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company, QFC and Ralphs/Food 4 Less undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on written or oral request, a copy of any and all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies from the Company should be directed to Fred Meyer, Inc., at its principal executive offices located at 3800 SE 22nd Avenue, Portland, Oregon 97202, Attention: Roger A. Cooke, Senior Vice President, General Counsel and Secretary (Telephone: (503) 232-8844). Requests for such copies from QFC should be directed to Quality Food Center, Inc., at its principal executive offices located at 10112 NE 10th Street, Suite 201, Bellevue, Washington 98004, Attention: Susan Obuchowski, Secretary (Telephone:
(425) 462-2177). Requests for such copies from Ralphs/Food 4 Less should be directed to Food 4 Less Holdings, Inc., at its principal executive offices located at 1100 West Artesia Boulevard, Compton, California 90220, Attention:
Terrence J. Wallock, Secretary (Telephone: (310) 884-9900).

                                  THE COMPANY

     The Company is a holding company which, through its subsidiaries, operates as a regional retailer of a wide range of food and drug products and general merchandise including: apparel, photo and electronics, products for the home and fine jewelry.

     The Company was incorporated in Delaware in July 1997. The Company's principal executive offices are located at 3800 SE 22nd Avenue, Portland, Oregon 97202 and its telephone number is (503) 232-8844.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement, the net proceeds to the Company from the issuance and sale of the Debt Securities will be used for general corporate purposes, including the repayment of indebtedness that may be incurred from time to time, working capital, future acquisitions and further investments in subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges of the Company for each of the five fiscal years ending the Saturday closest to January 31 and for the forty week period ending November 9, 1996 and November 8, 1997 were as follows:

                                                                                                  40 WEEKS         40 WEEKS
                                                                                                   ENDING           ENDING
                                                           FISCAL YEARS ENDING                  ------------     ------------
                                              ---------------------------------------------     NOVEMBER 9,      NOVEMBER 8,
                                              1992      1993      1994      1995      1996          1996             1997
                                              -----     -----     -----     -----     -----     ------------     ------------
Ratio of Earnings to Fixed Charges..........  1.91x     2.27x     1.09x     1.42x     1.88x         1.53x            1.67x

     For the purpose of computing such ratios, "earnings" represents the aggregate of (a) income before income taxes and (b) fixed charges. "Fixed charges" represents (a) consolidated interest charges, (b) the amortization of debt discount and expense and premium on indebtedness and (c) the portion of rental expense which the Company considers representative of an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (as amended or supplemented from time to time, the "Indenture") among the Company, the Guarantors and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular sections or defined terms of the Indenture are referred to in this Prospectus or in a Prospectus Supplement, such sections or defined terms are incorporated herein or therein by reference. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Offered Debt Securities and the extent, if any, to which such general terms and provisions may not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably, on a pari passu basis, with other unsecured and unsubordinated obligations of the Company. The Debt Securities will be effectively subordinated to any secured indebtedness of the Company to the extent of the assets securing such indebtedness.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in the borough of Manhattan in The City of New York and at any other office or agency maintained by the Company for such purpose. (Sections 301, 305 and 1002) Unless otherwise indicated in the Applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the terms of the Offered Debt Securities, including: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the person or entity to whom any interest on the Offered Debt Securities shall be payable, if other than the person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (5) the rate or rates at which the Offered Debt Securities shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which any such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for interest payable on any Interest Payment Date; (6) the place or places where the principal of, premium, if any, and interest on the Offered Debt Securities shall be payable; (7) the period or periods within which, the price or prices at which, the currency or currencies (including currency units) in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which the Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Debt Securities shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America; (11) if the amount of payments of principal of or any premium or interest on any Offered Debt Securities may be determined with reference to an index, formula or other method, the index, formula or other method by which such amounts shall be determined; (12) if the principal of or any premium or interest on any Offered Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities as to which such election is made shall be payable, and the periods within which and the other terms and conditions upon which such election is to be made; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion may be determined; (14) the applicability of the provisions described under "-- Defeasance of Offered Debt Securities or Certain Covenants in Certain Circumstances"; (15) if the Offered Debt Securities will be issuable only in the form of a Book Entry Security as described under "-- Book Entry Debt Securities", the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Book Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a person or entity other than the Depositary or its nominee; (16) any additional, modified or different covenants applicable to one or more particular series of Debt Securities; (17) any addition to or change in the Events of Default of the Offered Debt Securities and any change in the right of the Trustee or the requisite Holders to declare the principal amount due and payable; (18) any additional terms with respect to the Guarantees including, without limitation, terms relating to release of the Guarantees and the addition of additional Guarantors; and (19) other terms of the Offered Debt Securities. (Section 301)

     Each Applicable Prospectus Supplement will describe, as to the Debt Securities to which it relates, any guarantees (the "Guarantees") by the direct and indirect subsidiaries of the Company (the "Guarantors"), and any terms regarding the release of such Guarantees. Guarantees of the Debt Securities by QFC, Ralphs/Food 4 Less and their respective subsidiaries, are conditioned upon such entities, as the case may be, becoming direct or indirect subsidiaries of the Company. (Sections 1401 and 1403)

     Debt Securities may be issued under the Indenture as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 101)

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units, if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, material U.S. federal income tax considerations and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the Applicable Prospectus Supplement.

     If any index is used to determine the amount of payments of principal of, premium, if any, or interest, if any, on any series of Debt Securities, material U.S. federal income tax, accounting and other considerations applicable thereto will be described in the Applicable Prospectus Supplement.

BOOK ENTRY DEBT SECURITIES

     The following description of Book Entry Securities will apply to any series of Debt Securities except as otherwise provided in the Prospectus Supplement relating thereto.

     The Debt Securities of a series may be issued in the form of one or more Book Entry Securities that will be deposited with or on behalf of a Depositary, which will be a clearing agent registered under the Exchange Act. Book Entry Securities will be registered in the name of the Depositary or a nominee of the Depositary, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof and any such other matters as may be provided for pursuant to the Indenture. Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Book Entry Security may not be transferred or exchanged except as a whole to the Depositary, its successors or their respective nominees. (Section 305)

     Upon the issuance of any Book Entry Security, and the deposit of such Book Entry Security with or on behalf of the Depositary for such Book Entry Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Book Entry Security to the accounts of institutions ("participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Book Entry Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a Book Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Book Entry Security or by its nominee. Ownership of beneficial interests in such Book Entry Security by persons who hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Book Entry Security.

     So long as the Depositary for a Book Entry Security, or its nominee, is the owner of such Book Entry Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Security represented by such Book Entry Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Book Entry Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Book Entry Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such instruction or action, and such participants would authorize beneficial owners owning through such participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them. The Holder of any Book Entry Security may grant proxies and otherwise authorize any person to take any action which a Holder is entitled to take under the Indenture or the Securities.

     Unless otherwise specified in the Applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on the Debt Securities represented by a Book Entry Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Book Entry Security. The Company expects that the Depositary for any Debt Securities represented by a Book Entry Security, upon receipt of any payment of principal or interest in respect of such Book Entry Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Book Entry Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Book Entry Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities in bearer form held for the accounts of customers or registered in "street name", and will be the responsibility of such participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in any Book Entry Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Unless otherwise specified in the Applicable Prospectus Supplement, transfers of any Book Entry Security will be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in the Book Entry Security may be transferred or exchanged for definitive Securities in accordance with the rules and procedures of the Depositary. In addition, definitive Securities will be exchangeable for a Book Entry Security if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Book Entry Security and a successor depositary is not appointed by the Company within 90 days of such notice or if an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary to issue definitive Securities.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise indicated in the Applicable Prospectus Supplement, the Indenture does not limit the amount of Debt that may be incurred by the Company or its Subsidiaries or contain covenants specifically designed to protect holders of Debt Securities in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

     Any one of the following events will constitute an "Event of Default" under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any covenant or other agreement of the Company or any Guarantor in the Indenture with respect to Debt Securities of that series continued for 60 days after written notice as provided in the Indenture; (e) a default under any indebtedness for money borrowed by the Company or any Subsidiary if (A) such default either (1) results from the failure to pay the principal or interest of any such indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal or interest of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal or interest at stated maturity or the maturity of which has been so accelerated, aggregates $30.0 million or more at any one time outstanding and (C) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the Indenture; (f) one or more judgments, orders, or decrees of any court or regulatory or administrative agency for the payment of money in excess of $30.0 million either individually or in the aggregate shall have been rendered against the Company or any Significant Subsidiary (whether or not a Guarantor) or any of their respective properties and shall not have been discharged and either (A) any creditor shall have commenced an enforcement proceeding upon such judgment, order, or decree or
(B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; (g) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (whether or not a Guarantor); (h) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee); or (i) any other Event of Default provided in the Applicable Prospectus Supplement with respect to Debt Securities of that series. (Section 501)

     If an Event of Default (other than an Event of Default described in clause
(g) of the preceding paragraph with respect to the Company) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default described in clause (g) of the immediately preceding paragraph occurs with respect to the Company, the Outstanding Debt Securities will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (Section 502)

     Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No holder of Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of Debt Securities for enforcement of payment of the principal of and premium, if any, or interest on such Debt Securities on or after the respective due dates expressed in such Debt Securities. (Section 508)

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another entity to the Company and the assumption of the covenants and obligations of the Company under the Debt Securities and the Indenture by such successor to the Company; (ii) to add to the covenants of the Company or any Guarantor for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred on the Company by the Indenture; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add to or change any provisions to such extent as may be necessary to permit or facilitate the issuance of Debt Securities in bearer form or to facilitate the issuance of Book Entry Securities; (v) to add to, change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as may be necessary to provide for or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) to permit payment in respect of Debt Securities in bearer form in the United States to the extent allowed by law; (x) to cure any ambiguity, to correct or supplement any mistaken or inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, the Debt Securities of any series or any Guarantee provided that any such action described in this clause (x) (other than in respect of a mistaken provision) does not adversely affect in any material respect the rights of any holder of Debt Securities of any series then outstanding; (xi) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; and (xii) to add or remove a Guarantor in accordance with the terms of the Indenture. (Section 901)

     Modifications and amendments of, and waivers with respect to, the Indenture also may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the holders of all Debt Securities affected thereby, (i) change the Maturity or Stated Maturity of the principal amount of, or any installment of principal of or interest on, any Debt Security;
(ii) reduce the principal amount of, or the premium, if any, or interest on any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or after the Stated Maturity thereof (or in the case of redemption or repurchase, on or after the Redemption Date or repurchase date, as applicable); or (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (vi) modify any of the provisions of the Indenture relating to the time at which any Security may be redeemed or requiring the repurchase of such Security by the Company; (vii) modify any of the provisions of the Indenture relating to the modification and amendment provisions of the Indenture or the waiver of past defaults, except to increase any percentage set forth in such provisions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby; (viii) modify the ranking or priority of the Debt Securities or any

Guarantee thereof; and (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture. (Section 902)

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 902) The holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected thereby. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other entity or transfer or lease, in one transaction or a series of related transactions, all or substantially all of its properties and assets to any entity, unless (i) either the Company is the continuing corporation, or any successor or purchaser is a corporation organized under the laws of the United States of America, any State thereof or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations under the Debt Securities and the Indenture pursuant to a supplemental indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, (iii) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, the Company and the Guarantors have delivered to the Trustee an officers' certificate and an opinion of counsel stating compliance with these provisions, and (iv) such other conditions, if any, are satisfied as provided in the Applicable Prospectus Supplement with respect to Offered Debt Securities. (Section 801)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

  Defeasance and Discharge

     The Indenture provides that the terms of any series of Debt Securities may provide that the Company and the Guarantors, at the Company's option, will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities of such series. (Sections 1302 and
1304)

  Defeasance of Certain Covenants

     The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option for it and the Guarantors to be released from certain restrictive covenants described in this Prospectus under "-- Consolidation, Merger and Sale of Assets" and any other covenants made applicable to any series of Debt Securities as described in the Applicable Prospectus Supplement and the Event of Default described in (d) under "-- Events of Default" as it relates to such covenant and any other Events of Default made applicable to any series of Debt Securities that are determined to be applicable to this provision as described in the Applicable Prospectus Supplement. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. (Sections 1303 and 1304)

     In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     The Applicable Prospectus Supplement will state if any defeasance provisions will apply to the Offered Debt Securities.

CONCERNING THE TRUSTEE

     The First National Bank of Chicago is the Trustee under the Indenture. The Trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

CERTAIN DEFINITIONS

     For all purposes of this Prospectus, except as otherwise expressly provided or unless the context otherwise requires, the terms are defined as follows:

     "Book Entry Security" means a Debt Security in the form prescribed by the Indenture or any supplement to the Indenture, evidencing all or part of the securities of any series, issued to the Depositary for such series or its nominee, and registered in the name of such Depositary or such nominee.

     "Depositary" means, with respect to the Debt Securities of any series issuable or issued in whole or in part in the form of one or more Book Entry Securities, the Person designated as Depositary for such series by the Company, pursuant to the Indenture, which Person shall be a clearing agency registered under the Securities Exchange Act of 1934; and if at any time there is more than one such Person "Depositary" as used with respect to the Debt Securities of any series shall mean the Depositary with respect to the Debt Securities of such series.

     "Interest Payment Date", when used with respect to any Debt Security, means the Stated Maturity of an installment of interest on such security.

     "Predecessor Security" of any particular Debt Security means every previous Debt Security evidencing all or a portion of the same debt as that evidenced by such particular Debt Security; and, for the purposes of this definition, any Debt Security authenticated and delivered pursuant to the Indenture in exchange for or in lieu of a mutilated, destroyed, lost or stolen Debt Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Debt Security.

     "Regular Record Date" for the interest payable on any Interest Payment Date on the Debt Securities of any series means the date specified for that purpose as contemplated by the Indenture.

     "Stated Maturity", when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

     "Subsidiary" means, in respect of any person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests ) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, manager or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such person, (ii) such person and one or more Subsidiaries of such person or (iii) one or more Subsidiaries of such person.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities to one or more underwriters for public offering and sale by them or may sell the Offered Debt Securities to investors directly or through agents, which agents may be affiliated with the Company. Any such underwriter or agent involved in the offer and sale of the Offered Debt Securities will be named in the Applicable Prospectus Supplement.

     Sales of Offered Debt Securities offered pursuant to any Applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Debt Securities upon the terms and conditions set forth in the Applicable Prospectus Supplement. In connection with the sale of Offered Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Debt Securities for whom they may act as agent. Underwriters may sell Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of Offered Debt Securities for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the Applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Debt Securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the Offered Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification arrangements will be described in the Applicable Prospectus Supplement.

     Unless otherwise specified in the Applicable Prospectus Supplement, each series of Offered Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Offered Debt Securities on any exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Debt Securities.

     Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offered Debt Securities will be passed upon for the Company by Stoel Rives LLP, Portland, Oregon, and for any underwriters, dealers or agents by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Cahill Gordon & Reindel may rely on the opinion of Stoel Rives LLP as to matters of Oregon law.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Fred Meyer, Inc. for the year ended February 1, 1997 have been audited by Deloitte & Touche LLP (Portland office), independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report of said firm given upon its authority as experts in accounting and auditing.

     The financial statements of Quality Food Centers, Inc. ("QFC"), as of December 30, 1995 and December 28, 1996 and for each of the three years in the period ended December 28, 1996 included in the QFC Form 10-K/A for the year ended December 28, 1996, dated July 23, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP (Seattle office), independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of Food 4 Less Holdings, Inc., as of February 2, 1997, January 28, 1996 and January 29, 1995 and the related consolidated statements of operations, cash flows and stockholders' equity for the 53 weeks ended February 2, 1997, the 52 weeks ended January 28, 1996, the 31 weeks ended January 29, 1995 and the 52 weeks ended June 25, 1994 and the related financial statement schedules incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Keith Uddenberg, Inc. as of December 31, 1994 and December 30, 1995 and for each of the two years in the period ended December 30, 1995 included in the QFC Form 8-K/A dated November 12, 1996, and filed February 20, 1997, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Hughes Markets, Inc. incorporated by reference herein from Quality Food Centers, Inc.'s Current Report on Form 8-K/A dated February 20, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                     [EXTERNAL PHOTOGRAPHS OF STORE FORMATS
              FOR FRED MEYER, SMITH'S QFC, RALPHS AND FOOD 4 LESS]

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OF SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             -----
           PROSPECTUS SUPPLEMENT

Forward-Looking Statements.................. S-3
Incorporation of Certain Documents.......... S-3
Available Information....................... S-3
Certain Assumptions......................... S-4
Market and Industry Data.................... S-4
Prospectus Supplement Summary............... S-5
Risk Factors................................ S-12
The Mergers and the Refinancings............ S-14
Use of Proceeds............................. S-15
Capitalization.............................. S-16
Summary Unaudited Pro Forma Condensed
  Combined Financial Statements............. S-17
Summary Selected Historical Financial and
  Other Data................................ S-29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................ S-34
Business.................................... S-39
Management.................................. S-45
Description of New Senior Credit Facilities
  and New Lease Facility.................... S-46
Description of Notes........................ S-48
Underwriting................................ S-55
Legal Matters............................... S-56
                 PROSPECTUS

Available Information.......................     2
Incorporation of Certain Documents by
  Reference.................................     3
The Company.................................     4
Use of Proceeds.............................     4
Ratio of Earnings to Fixed Charges..........     4
Description of Debt Securities..............     4
Plan of Distribution........................    12
Legal Matters...............................    12
Experts.....................................    13

======================================================
======================================================
                                 $1,500,000,000

                                FRED MEYER, INC.
                      $                        % NOTES DUE
                                MARCH    , 2005
                    $                           % NOTES DUE
                                MARCH    , 2008

                                      LOGO

                            Joint Lead Book-Runners
                              SALOMON SMITH BARNEY
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                 BT ALEX. BROWN
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                                SOCIETE GENERALE
                             SECURITIES CORPORATION

                             PROSPECTUS SUPPLEMENT
                              DATED MARCH  , 1998
======================================================